                                                                EXHIBIT 2.1

                       ASSET PURCHASE AND SALE AGREEMENT


                          DATED AS OF OCTOBER 25, 1995



                                 BY AND BETWEEN



                                 PARCABLE, INC.
                                    AS SELLER


                                       AND


                     INTERMEDIA PARTNERS OF TENNESSEE, L.P.
                                    AS BUYER
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                                TABLE OF CONTENTS

                                                                                                             Page

ARTICLE 1             Definitions............................................................................... 1
         1.1          Accounts Receivable....................................................................... 1
         1.2          Affiliate................................................................................. 1
         1.3          Agreement................................................................................. 1
         1.4          Annualized Revenue........................................................................ 1
         1.5          Assumed Contracts......................................................................... 2
         1.6          Assets.................................................................................... 2
         1.7          Authorities............................................................................... 2
         1.8          Basic Subscriber.......................................................................... 2
         1.9          Basic Subscriber Rate..................................................................... 3
         1.10         Business.................................................................................. 3
         1.11         Business Day.............................................................................. 3
         1.12         Buyer..................................................................................... 3
         1.13         Code...................................................................................... 3
         1.14         Communications Act........................................................................ 3
         1.15         Contracts................................................................................. 3
         1.16         Current Assets............................................................................ 3
         1.17         Current Liabilities....................................................................... 4
         1.18         Equipment................................................................................. 4
         1.19         Excluded Assets........................................................................... 4
         1.20         FCC....................................................................................... 4
         1.21         Final Order............................................................................... 4
         1.22         Franchises................................................................................ 4
         1.23         Franchise Areas........................................................................... 5
         1.24         GAAP...................................................................................... 5
         1.25         Governmental Authority.................................................................... 5
         1.26         Holdback Amount........................................................................... 5
         1.27         Homes Passed.............................................................................. 5
         1.28         Intangibles............................................................................... 5
         1.29         Legal Rules............................................................................... 6
         1.30         Pay Subscriber............................................................................ 6
         1.31         Prime Rate................................................................................ 6
         1.32         Prorated Items............................................................................ 6
         1.33         Real Property............................................................................. 7
         1.34         Required Consents......................................................................... 7
         1.35         Revenues.................................................................................. 7
         1.36         Rules and Regulations..................................................................... 7
         1.37         Seller.................................................................................... 7
         1.38         Signals................................................................................... 7
         1.39         Subscriber................................................................................ 7
         1.40         Subscriber Shortfall...................................................................... 7
         1.41         System.................................................................................... 8
         1.42         Taxes..................................................................................... 8
         1.43         Other Definitions......................................................................... 8

ARTICLE 2             Purchase and Sale......................................................................... 9
         2.1          Purchase and Sale of Assets............................................................... 9
         2.2          Assumed and Excluded Obligations.......................................................... 9
         2.3          Purchase Price and Payment..............................................................  10
         2.4          Preliminary and Final Adjustments.......................................................  11
         2.5          Disputed Liabilities....................................................................  12


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
         2.6          Completion of Purchase and Sale......................................................... 13

ARTICLE 3             Representations and Warranties of Seller................................................ 13
         3.1          Organization and Qualification.......................................................... 13
         3.2          Authority............................................................................... 13
         3.3          Enforceability.......................................................................... 14
         3.4          Approvals............................................................................... 14
         3.5          Compliance with Laws.................................................................... 14
         3.6          Compliance with Other Instruments....................................................... 14
         3.7          Complete System......................................................................... 15
         3.8          Title and Encumbrances.................................................................. 15
         3.9          Homes Passed, Subscribers and Revenues.................................................. 16
         3.10         Franchises.............................................................................. 16
         3.11         Authorities............................................................................. 17
         3.12         Contracts............................................................................... 17
         3.13         Real Property........................................................................... 18
         3.14         Environmental Laws...................................................................... 19
         3.15         Condition of Assets..................................................................... 21
         3.16         Vehicles................................................................................ 21
         3.17         Accounts Receivable..................................................................... 21
         3.18         Inventory............................................................................... 21
         3.19         Carriage of Signals and Channel Capacity................................................ 21
         3.20         FCC and Copyright....................................................................... 22
         3.21         Commitments............................................................................. 23
         3.22         Financial Statements.................................................................... 23
         3.23         Litigation.............................................................................. 24
         3.24         Taxes................................................................................... 24
         3.25         Insurance............................................................................... 24
         3.26         Employees and Employee Benefits......................................................... 24
         3.27         Commissions............................................................................. 25

ARTICLE 4             Representations and Warranties of Buyer................................................. 25
         4.1          Organization and Qualification.......................................................... 26
         4.2          Authority............................................................................... 26
         4.3          Enforceability.......................................................................... 26
         4.4          Approvals............................................................................... 26
         4.5          Effect of Agreement..................................................................... 26
         4.6          Compliance with Other Instruments....................................................... 26
         4.7          Commissions............................................................................. 27

ARTICLE 5             Covenants of Seller..................................................................... 27
         5.1          Access to System........................................................................ 27
         5.2          Continuity and Maintenance of Operations................................................ 27
         5.3          Compliance with Contracts and Laws...................................................... 28
         5.4          Cumulative Leakage Index................................................................ 29
         5.5          Maintenance of Insurance................................................................ 29
         5.6          Employees and Compensation.............................................................. 29
         5.7          Additional Transactions................................................................. 29
         5.8          Adverse Changes......................................................................... 30
         5.9          Taxes................................................................................... 30
         5.10         Franchise and Lease Renewal and Extension............................................... 31
         5.11         Title Insurance......................................................................... 31
         5.12         Covenant Not To Compete................................................................. 32


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
ARTICLE 6             Mutual Covenants........................................................................ 33
         6.1          Confidentiality......................................................................... 33
         6.2          HSR Notification........................................................................ 34
         6.3          Required Consents and Estoppel Certificates............................................. 34
         6.4          MDU Agreements.......................................................................... 35
         6.5          Title Commitments and Surveys........................................................... 35
         6.6          Distant Broadcast Signals............................................................... 35
         6.7          Letter to Programmers................................................................... 35
         6.8          Employee Matters........................................................................ 36
         6.9          Form 394................................................................................ 39

ARTICLE 7             Conditions Precedent to Obligations of Buyer............................................ 39
         7.1          Conditions Precedent.................................................................... 39
         7.2          Waiver.................................................................................. 41

ARTICLE 8             Conditions Precedent to Obligations of Seller........................................... 41
         8.1          Conditions Precedent.................................................................... 41
         8.2          Waiver.................................................................................. 41

ARTICLE 9             Closing................................................................................. 42
         9.1          Closing................................................................................. 42
         9.2          Closing Documents....................................................................... 42
         9.3          Confirmation of Closing................................................................. 44

ARTICLE 10            Indemnification......................................................................... 45
         10.1         Indemnification by Seller............................................................... 45
         10.2         Indemnification by Buyer................................................................ 46
         10.3         Notice and Right To Defend Third-Party Claims........................................... 47
         10.4         Limitations and Termination of Programming
                      Agreements.............................................................................. 48
         10.5         Mitigation.............................................................................. 49
         10.6         Treatment of Indemnification Payments................................................... 49

ARTICLE 11            Termination............................................................................. 49
         11.1         Termination by Mutual Agreement......................................................... 49
         11.2         Termination for Failure of Conditions................................................... 49
         11.3         Risk of Loss............................................................................ 50
         11.4         Condemnation............................................................................ 50
         11.5         Manner of Exercise...................................................................... 50
         11.6         Effect of Termination................................................................... 50

ARTICLE 12            General................................................................................. 51
         12.1         Covenant Not To Sue and Nonrecourse to
                      Partners................................................................................ 51
         12.2         Assignment.............................................................................. 52
         12.3         Parties in Interest..................................................................... 52
         12.4         Time of Essence......................................................................... 52
         12.5         Severability............................................................................ 52
         12.6         Amendment............................................................................... 53
         12.7         Terms................................................................................... 53
         12.8         Headings................................................................................ 53
         12.9         Entire Understanding.................................................................... 53
         12.10        Counterparts............................................................................ 53
         12.11        Applicable Law.......................................................................... 53
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
         12.12        Notices................................................................................. 53
         12.13        Further Acts............................................................................ 54
         12.14        Expenses................................................................................ 54
         12.15        Judicial Proceedings.................................................................... 55

EXHIBITS

Exhibit A                       Covenant Not To Compete
Exhibit B                       Franchise Consent Form
Exhibit C                       Assignment, Assumption & Consent - Leases
Exhibit D                       Assignment, Assumption & Consent - Contracts
Exhibit E                       MDU Agreement
Exhibit F                       Letter to Programmers
Exhibit G                       Novation Agreement
Exhibit H                       [intentionally omitted]
Exhibit I                       Receipt
Exhibit J                       Bill of Sale
Exhibit K                       Affidavit - Title Insurance
Exhibit L                       FIRPTA Certificate
Exhibit M                       Certificate of Seller
Exhibit N1                      Opinion of Seller's Counsel
Exhibit N2                      Opinion of Seller's FCC Counsel
Exhibit O                       [intentionally omitted]
Exhibit P                       Assumption Agreement
Exhibit Q                       Opinion of Buyer's Counsel
Exhibit R                       Certificate of Buyer
Exhibit S                       Escrow Agreement

SCHEDULES

Schedule 1                      The Business (including Rate Schedule)
Schedule 1.5                    Assumed Contracts
Schedule 2.1                    Excluded Assets
Schedule 2.2                    Litigation
Schedule 3.4                    Approvals
Schedule 3.8                    Seller's Predecessors
Schedule 3.10                   Franchises
Schedule 3.11                   Authorities
Schedule 3.12                   Contracts and Instruments
Schedule 3.13                   Owned Real Property
Schedule 3.16                   Owned Equipment and Vehicles
Schedule 3.17                   Accounts Receivable
Schedule 3.18                   Inventory
Schedule 3.19                   Signals and Channel Capacities of the System
Schedule 3.22                   [Intentionally Omitted]
Schedule 3.25                   Insurance
Schedule 3.26                   Employees
Schedule 5.10                   Franchises and Contracts to be Extended
Schedule 7.1(e)                 Required Consents


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                        ASSET PURCHASE AND SALE AGREEMENT


         THIS ASSET PURCHASE AND SALE AGREEMENT is made as of October 25, 1995, by and between PARCABLE, INC., a Delaware corporation ("Seller"), and INTERMEDIA PARTNERS OF TENNESSEE, L.P., a California limited partnership ("Buyer").

         RECITALS:

         A. Seller, through its ownership and operation of various assets, provides cable television and related services to subscribers located in the vicinity of Hendersonville, Waverly and Monterey, Tennessee and Fort Campbell, Kentucky.

         B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, subject to the terms and conditions contained in this Agreement, substantially all of the assets, rights, privileges, interests, business and properties owned, leased, held or utilized by Seller to operate and maintain the System.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, Seller and Buyer agree as follows:


                                    ARTICLE 1

                                   Definitions

         As used in this Agreement, the following terms shall have the following meanings:

         1.1 Accounts Receivable. All accounts receivable of the Seller representing amounts owed to the Seller in connection with its operation of the Business.

         1.2 Affiliate. With respect to any person or entity, any other person or entity owning a majority interest in or controlling such person or entity, or owned or controlled by or under common ownership or control with such person or entity, where "control" (and its corollaries) includes ownership of interests representing a majority of total voting power in an entity, and "ownership" (and its corollaries) includes ownership of a majority of the equity interests in an entity.

         1.3 Agreement. This Asset Purchase and Sale Agreement dated as of October 25, 1995 between Seller and Buyer, as the same may be amended from time to time.

         1.4 Annualized Revenue. The sum of the Revenue (excluding any Revenue from the Fort Campbell, Kentucky Franchise Area) for


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the three (3) months prior to the date of determination multiplied by four.

         1.5 Assumed Contracts. All contracts of the Business assumed by Buyer as set forth on SCHEDULE 1.5.

         1.6 Assets. All of Seller's right, title and interest in all properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased, held or used in the Business in which Seller has any right, title or interest or in which Seller acquires any right, title or interest on or before the Closing, including Authorities, Intangibles, Contracts, Equipment and Real Property, but excluding any Excluded Assets.

         1.7 Authorities. Any and all approvals, consents, rights, certificates, orders, franchises, determinations, permissions, licenses, permits, easements, registrations, qualifications, leases, authorities or grants issued, noticed, declared, designated or promulgated by any Governmental Authority; excluding, however, the Franchises.

         1.8 Basic Subscriber. As of any date and for each Franchise Area served by the System, without duplication: (A) an amount of subscribers equal to: (x) the sum of the gross billings by the System solely for the provision of basic and tier cable television service (such services together called "Basic Service") (excluding any Nonstandard Charges (as defined below)) from active subscribers, each at the respective regular basic or tier monthly subscription rate for a single household subscriber, each of whom has rendered payment in full in cash, without discount (except that the first month's rate for a new subscriber may reflect a fifty percent (50%) discount (resulting from internal marketing efforts)), for the basic and/or tier service charge, for a minimum of one (1) month's service, divided by: (y) the Basic Subscriber Rate for the respective Franchise Area; less (B) an amount of subscribers equal to: (x) an amount of subscribers equal to: (i) the number of subscribers who subscribe to the basic cable television service and who have been subscribers for less than thirty (30) days, plus (ii) the number of subscribers who owe the Seller, for amounts currently due (i.e., excluding the amount just billed for the next month of service), more than sixty (60) days' worth of all of their respective currently provided services; plus (C) an amount of subscribers equal to: (i)(x) the respective Franchise Area's monthly basic and tier or bulk (BK BASIC) gross billings (exclusive of any Nonstandard Charges (as defined below)) for commercial or bulk billed accounts (apartment complexes, hotels, motels, condominiums, etc.) ("Commercial Accounts"), divided by: (y) the Basic Subscriber Rate for the respective Franchise Area, less (ii) the number of Commercial Accounts who owe the Seller for amounts currently due (i.e. excluding the amount just billed for the next month of service), more than sixty (60) days' worth of all of their respective currently provided services ((A), (B)

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and (C) are all as of the date of billing for the billing closest to the date
Basic Subscribers are being calculated, for which all billing reports for the System have been run (which for purposes of measurement on the Closing shall not be more than thirty-one (31) days prior to the Closing Date)). The term "Nonstandard Charges" means any billing from separate charges for taxes, additional outlets, installation fees, deposits and other non-recurring items and any billings for charges for the rental of converters, remote control devices and other like charges for equipment. Component sources/parts of the Basic Subscriber Rate, such as charges for additional channels, governmental fees and franchise fees, shall not be considered as Nonstandard Charges.

         1.9 Basic Subscriber Rate. For each Franchise Area, the sum of the monthly fees and charges for the provision of (a) "basic service" and (b) "tier service" (as such terms are customarily used in the cable television industry and by the Seller and excluding any Nonstandard Charges) charged to customers served by the respective Franchise Area, as of the date of billing for the billing closest to the date such Basic Subscriber Rate is being determined, for which all billing reports for the System have been run.

         1.10 Business. The cable television business conducted by Seller on the date of this Agreement through the System in and around the Franchise Areas as described on SCHEDULE 1.

         1.11 Business Day. Any day other than Saturday, Sunday or a day on which banking institutions in San Francisco, California or New York, New York are required or authorized to be closed.

         1.12  Buyer.  InterMedia Partners of Tennessee, L.P., a
California limited partnership.

         1.13  Code.  The Internal Revenue Code of 1986, as amended.

         1.14 Communications Act. The Communications Act of 1934, as amended, including, but not limited to, by the Cable Communication Policy Act of 1984 and by the Cable Television Consumer Protection and Competition Act of 1992, and the rules and regulations promulgated thereunder.

         1.15 Contracts. Any and all leases of real and personal property, private easements, rights-of-way, rights of access, contracts for easements, pole line or joint line agreements, underground conduit agreements, wire or cable crossing agreements, contracts with subscribers, bulk and commercial service agreements relating to the System, and any other agreements with third parties relating to the System other than programming agreements not expressly assumed by Buyer.

         1.16 Current Assets. The sum of the Accounts Receivable related to services rendered by Seller on or prior to the


                                       -3-
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Closing, excluding, however, any such accounts (i) any portion of which is sixty
(60) days or more past due on the Closing Date and (ii) of subscribers whose accounts are inactive or whose service is pending disconnection for any reason as of the Closing; and all amounts prepaid by Seller with respect to Prorated Items which amounts accrue after the Closing and will inure to the benefit of Buyer.

         1.17 Current Liabilities. Liabilities to Subscribers for services for which Seller has been paid on or prior to the Closing but will be performed after the Closing; Subscriber security deposits; and the Prorated Items which have accrued but have not been paid on or prior to the Closing.

         1.18 Equipment. All electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, power supplies, conduit, vaults and pedestals, grounding and pole hardware, Subscriber's devices (including converters, encoders, transformers behind television sets and fittings), headend hardware (including origination, earth stations, transmission and distribution system), test equipment, vehicles and other tangible personal property owned, leased, used or held for use in the Business.

         1.19 Excluded Assets. All (a) programming contracts (unless expressly assumed by Buyer); (b) insurance policies and rights and claims thereunder (except as otherwise provided in Sections and ); (c) bonds, letters of credit, surety instruments, notes and other similar items; (d) cash and cash equivalents; (e) Seller's rights under any agreement governing or evidencing an obligation of Seller for borrowed money; (f) Seller's rights under any contract, license, authorization, agreement or commitment other than those creating or evidencing Assumed Contracts; (g) all claims, rights and interests in and to any refunds for federal, state or local franchise, income or other taxes or fees (including, without limitation, copyright fees) of any nature whatsoever relating to such taxes or fees payable for taxable periods, or portions thereof, ending on or prior to the Closing; (h) any assets or properties owned by Seller that are unrelated to the Business; (i) assets of any employee plan or arrangement, except as expressly provided in Section ; and (j) the assets described on SCHEDULE 2.1.

         1.20 FCC. The Federal Communications Commission or any successor agency.

         1.21 Final Order. An order of the FCC approving the assignment of Seller's FCC licenses to Buyer when the time for reconsideration, review or appeal has expired.


         1.22 Franchises. Any and all Authorities and Contracts which confer upon Seller the privilege of delivering cable


                                       -4-
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television and related services to residents in the Franchise Areas.

         1.23 Franchise Areas. The areas in which Seller is authorized to provide cable television service under the Franchises and the areas served by the System in which Seller provides cable television service without a Franchise, all as set forth on SCHEDULE 1.

         1.24 GAAP. Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

         1.25 Governmental Authority. Any nation or government, any state, province or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         1.26 Holdback Amount. Three hundred thousand dollars ($300,000) which shall be withheld from the Purchase Price as set forth in Section 2.3.

         1.27 Homes Passed. The total, to the Seller's actual knowledge, of each single-family residence, townhouse, condominium or dwelling unit in a building containing multiple dwelling units (wherein Seller does not serve such a unit pursuant to a contract applicable to all units in the building, whereby each unit is not responsible for paying for its own cable television services directly to the Seller) that to Seller's knowledge is located within two hundred
(200) feet of an activated trunk or feeder cable of the Franchise Areas of the System. It being expressly understood that Seller's knowledge, for all but Homes Passed in the Hendersonville, Tennessee and Sumner County, Tennessee Franchise Areas, is based on the amount of Homes Passed stated by the previous owners to be in existence, adjusted for changes known to the Seller since then. It also being expressly understood that Seller's knowledge in the Hendersonville, Tennessee and Sumner County, Tennessee Franchise Areas is based on a count by the Seller's Regional Manager of the Homes Passed from as-built maps of the respective Franchise Areas, which count was as of February 1994, adjusted for changes known to the Seller since then. Units in a building to which the System does not have a right of access may not be included in the computation of Homes Passed.

         1.28 Intangibles. All intangible assets, including subscriber lists, accounts receivable, claims (excluding any claims relating to Excluded Assets), patents, copyrights and goodwill, if any, owned, used or held for use in the Business.


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         1.29 Legal Rules. The requirements of all federal, state, municipal or local laws, codes, statutes, ordinances, orders, judgments, decrees, injunctions, determinations, approvals, rules, regulations, permits, licenses and authorizations, of all Governmental Authorities.

         1.30 Pay Subscriber. As of any date and for each Franchise Area served by the System, without duplication, shall mean: (A) an amount of subscribers equal to the number of active subscribers, each billed at the respective regular pay monthly subscription rate for a single household subscriber or the applicable retail rate for any combined multiple pay purchases (such as a discounted rate for purchasing both HBO and Showtime) (the "Multiple Pay Discount"), each of whom has rendered payment in full in cash, without discount (except for any Multiple Pay Discount and except that the first month's rate for a new subscriber may reflect a 50% discount (resulting from internal marketing efforts)), for the respective pay service charge, for a minimum of one (1) month's service; less (B) the number of subscribers who subscribe to a pay service and who have been a pay subscriber to a pay service for less than 30 days; plus (C) an amount of subscribers equal to: (x) the System's monthly gross pay billings (exclusive of any Nonstandard Charges (as defined above)) for Commercial Accounts, divided by: the respective regular pay monthly service rate for a single household subscriber for the respective Franchise Area ((A), (B) and (C) are all as of the date of billing for the billing closest to the date pay subscribers are being calculated for which all billing reports for the System have been run (which, for purposes of measurement on the Closing shall not be more than thirty-one (31) days prior to the Closing Date)). A subscriber billed at the pay service rates described above for more than one such pay service shall be counted as one (1) Pay Subscriber for each such pay service (whether such pay service was billed separately or as part of a combined multiple pay purchase at a single discounted rate) to which such subscriber subscribes. A subscriber billed at the service rate described above for a duplicate pay service, for which the pay service provider charges the Seller one rate (such as the service: HBO1 and HBO2), shall be counted as one (1) Pay Subscriber for each such duplicate pay service to which such subscriber subscribes.

         1.31 Prime Rate. The per annum prime rate of interest from time to time of The Bank of New York at its New York Office. For all purposes of this Agreement, interest at the Prime Rate shall be calculated on the basis of the actual number of days elapsed in the relevant period over a year of 365 or 366 days, as applicable.

         1.32 Prorated Items. All working capital accounts (as defined by GAAP), including but not limited to, pole rental fees; rental or other charges payable in respect of the Real Property and Assumed Contracts; programming fees; sales and use taxes payable with respect to cable television service and


                                       -6-
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equipment, which shall not include sales or use taxes arising out of the consummation of the transaction contemplated hereunder; power and utility charges; real and personal property taxes and assessments levied against the Assets; applicable franchise, copyright or other fees; sales and service charges; and wages, payroll taxes and payroll expenses (including accrued vacation pay and sick leave) of employees of Seller, if any, who are employed by Buyer on the Closing Date; provided, however, inventory shall not be included.

         1.33 Real Property. All real property described on SCHEDULE 3.13, including appurtenances, improvements and fixtures located on such realty, and any other interests in real property, including leasehold interests and easements, interests under any rights-of-way or other real property rights that are used by Seller in the Business but excluding any Excluded Assets.

         1.34 Required Consents. All franchises, licenses, authorizations, approvals and consents required under Authorities, Contracts or otherwise for
(a) Seller to transfer the Assets and the Business to Buyer, (b) Buyer to conduct the Business and to own, lease, use and operate the Assets at the places and in the manner in which the Business is conducted as of the date of this Agreement and on the Closing and (c) Buyer to assume and perform the Authorities and Contracts.

         1.35 Revenues. The gross consolidated operating revenues of the Business (excluding, without limitation, interest, investment, affiliate and other non-operating revenue) determined in accordance with GAAP.

         1.36 Rules and Regulations. Rules and Regulations of the FCC, as in effect from time to time.

         1.37  Seller.  ParCable, Inc., a Delaware corporation.

         1.38 Signals. The transmissions, except radio signals (whether television, satellite or otherwise), of video programming or other information that the System makes available to all Subscribers generally.

         1.39  Subscriber.  Basic Subscriber or Pay Subscriber.

         1.40 Subscriber Shortfall. An amount (not to be less than zero) equal to the product of (x) one thousand six hundred forty dollars ($1,640) and (y) the difference between fifteen thousand two hundred fifty (15,250) and (if less) the actual number of Basic Subscribers as of the most recent date of billing closest to the Closing for which all billing reports for the System have been run (which shall not be more than thirty-one (31) days prior to the Closing
Date) in all Franchise Areas other than the Fort Campbell, Kentucky Franchise Area.


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         1.41 System. The cable television reception and distribution system operated in the conduct of the Business, consisting of one or more headends, subscriber drops and associated electronic and other equipment, and which is, or is capable of being without modification, operated as an independent system without interconnections to other systems.

         1.42 Taxes. Any and all governmental or quasi-governmental fees (including, without limitation, license, filing and registration fees), taxes (including, without limitation, income, gross receipts, franchise, sales, use, property, real or personal, tangible or intangible taxes), interest equalization and stamp taxes, assessments, levies, imposts, duties, charges, required contributions or withholdings of any kind or nature whatsoever, together with any and all penalties, fines or interest thereon.

         1.43 Other Definitions. In addition, the following terms have the meanings given them in the following sections:

Term                                               Section

Adjustment Time                                       2.3(d)
Buyer's DC Plan                                       6.8(a)
Buyer's Welfare Plans                                 6.8(a)
Cable Act                                             3.10(c)
CLI                                                   3.20(b)
Closing                                               2.6
Closing Date                                          9.3
COBRA                                                 6.8(a)
Competing Business                                    5.12(a)
Copyright Act                                         3.19(a)
Employee Plans                                        3.26(c)(i)
Environmental Law                                     3.14(d)
ERISA                                                 3.26(c)(i)
ERISA Affiliate                                       6.8(a)
Final Adjustments Report                              2.4(b)
Fixtures                                              3.13(e)
Hazardous Substance                                   3.14(e)
HSR Act                                               6.2
Indemnifiable Damages                                 10.1(a)
Indemnitee                                            10.3(a)
Indemnitor                                            10.3(a)
Lien                                                  3.8(a)
MDS                                                   3.10(c)(iii)
MMDS                                                  3.10(c)(iii)
Nonrecourse                                           12.1(b)
Permitted Liens                                       3.8(a)
Preliminary Adjustments Report                        2.4(a)
Purchase Price                                        2.3(a)
Seller's DC Plan                                      3.26(c)(iii)
Seller's Welfare Plans                                6.8(a)
SMATV                                                 3.10(c)(iii)
Taking                                                11.4

Transaction Document                                  12.1(a)


                                    ARTICLE 2

                                Purchase and Sale

         2.1 Purchase and Sale of Assets. Subject to the terms and conditions hereinafter set forth, Buyer hereby agrees to purchase from Seller, and Seller hereby agrees to sell to Buyer, the Assets. Seller will retain, and Buyer hereby does not purchase, the Excluded Assets.

         2.2  Assumed and Excluded Obligations.

         (a) Concurrently with the purchase described in Section and subject to the terms and conditions hereinafter set forth, Buyer shall assume and agree to pay when due, and perform, those obligations, but only those obligations, that (i) constitute the Current Liabilities (for which Buyer has received an adjustment in the Purchase Price as set forth in Section 2.3), (ii) arise after the Closing under all Franchises and Assumed Contracts, (iii) arise out of its ownership and operation of the Assets after the Closing, or (iv) relate to employees of the Business and are expressly assumed by Buyer pursuant to Section 6.8.

         (b) Except as set forth in Section 2.2(a), Buyer shall not be liable for any debts, liabilities, obligations or contracts of Seller of any kind and nature, including, without limitation:

                  (i) any amount owed to Subscribers (whether past or present) for refunds of rates charged by the System for periods on or prior to the Closing;

                  (ii) any liabilities, obligations or costs relating to events that occurred on or prior to the Closing resulting from any claim, demand, action, lawsuit or other proceeding relating to the Assets, or naming Seller or any predecessor or successor thereof as a party arising out of events, transactions or circumstances related to the Assets, the System or the Business occurring or existing on or prior to the Closing, including, without limitation, the lawsuits and proceedings described on SCHEDULE 2.2;

                  (iii) any liability based, in whole or in part, upon the failure to comply with laws applicable to bulk sale transfers;

                  (iv) any Taxes arising out of or resulting from the sale of the Assets hereunder or any transaction of Seller subsequent to the Closing;

                  (v) any attorneys', accountants', brokers' or finder's fees or other costs or expenses of Seller incurred in connection with this Agreement or the transactions contemplated hereby;

                  (vi) any liabilities, obligations or costs relating to events that occurred on or prior to the Closing resulting by reason of or arising out of claims for unclaimed and abandoned refunds and deposits from former Subscribers to the System; or

                  (vii) subject to Section 10.4 hereof, any liabilities, obligations or costs resulting or arising out of violations of pole attachment agreements which violations exist as of the Closing for which (A) Seller was notified to correct such violation on or prior to the Closing or (B) an audit of the relevant poles was commenced on or prior to the Closing or scheduled on or prior to the Closing to commence within six (6) months after the Closing and such audit results in Seller or Buyer being notified to correct such violation.

         2.3  Purchase Price and Payment.

         (a) The consideration to be paid for the Assets shall be thirty million dollars ($30,000,000), adjusted as hereinafter provided (the "Purchase Price"), from which the Holdback Amount shall be withheld by Buyer as security for Seller's obligations as provided in Section 2.3(c). Notwithstanding the foregoing, in the event that after the adjustments the Purchase Price is less than twenty-eight million dollars ($28,000,000), at Seller's option this Agreement may be terminated prior to Closing and, if so terminated, the parties shall have no further rights or obligations hereunder, except for the respective obligations of the parties under Sections 6.1 and 12.14.

         (b)  On the Closing, the Purchase Price shall be:

                  (i)  either

                           (A)      decreased by the excess, if any, of
         Current Liabilities over Current Assets or

                           (B)      increased by the excess, if any, of
         Current Assets over Current Liabilities;

                  (ii)  decreased by the Subscriber Shortfall; and

                  (iii) decreased by the amount of any deductible under the casualty insurance policies insuring the Assets if clause (x) of
         Section 11.3 is applicable.

         (c) On the Closing,the Holdback Amount shall be deposited in an escrow account (the "Escrow") pursuant to the terms of the Escrow Agreement attached hereto as EXHIBIT S. Seller hereby grants a security interest in the Holdback Amount and all products and proceeds thereof, which shall be withheld by Buyer pursuant to Section 2.3(a), to secure Seller's obligations to Buyer under this Agreement, which security interest shall be perfected by Buyer's retention of said amount until the later of one hundred twenty (120) days after the Closing Date or the determination of the adjustments described in Section 2.4, at which time Buyer shall, subject to Section 2.4, pay Seller said amount, plus interest thereon at a rate per annum equal to the Prime Rate plus two percent (2%); provided, however, if Buyer shall be entitled to indemnification hereunder, Buyer shall not be obligated to agree to release from Escrow to Seller any amount necessary to pay such indemnification.

         (d) All revenues and all expenses arising from the operations of the System until 12:01 a.m. on the Closing (the "Adjustment Time"), including, but not limited to, the Prorated Items and other prepaid and deferred items shall be prorated between Buyer and Seller as of the Adjustment Time in accordance with GAAP and the principle that Seller shall receive all revenues (other than with respect to Accounts Receivable being purchased by Buyer hereunder) and shall be responsible for all expenses, costs and liabilities allocable to the period prior to the Adjustment Time and Buyer shall receive all revenues and shall be responsible for all expenses, costs and liabilities allocable to the period after the Adjustment Time; provided that nothing herein shall be deemed to expand the liabilities to be assumed by Buyer or retained by Seller hereunder as specified in Section 2.2.

         2.4 Preliminary and Final Adjustments. Preliminary and final adjustments to the Purchase Price will be determined as follows:

         (a) At least ten (10) Business Days prior to the Closing Date, Seller will deliver to Buyer a report (the "Preliminary Adjustments Report"), prepared in good faith and on a reasonable basis, setting forth in reasonable detail a pro forma determination as of the Closing of the adjustments and prorations set forth in Section 2.3. The Preliminary Adjustments Report shall: (i) contain all information reasonably necessary to determine such adjustments and prorations and such other information as may be reasonably requested by Buyer; (ii) be prepared in accordance with GAAP if feasible or if not, under sound accounting principals consistently applied; and (iii) be certified by an authorized officer of Seller to be true, correct and complete as of the date thereof. Within five
(5) days after receipt of such report, Buyer shall give Seller written notice of any objections. If Buyer makes any such objections, the parties shall agree on the amount, if any, which is not in dispute within two (2) Business Days after Seller's receipt of

Buyer's objections thereto. Any undisputed amounts shall be paid by the responsible party therefor to the other party upon the Closing, and the remaining disputed amounts shall be determined after the Closing pursuant to Sections 2.4(b) through (d).

         (b) Within sixty (60) days after the Closing, Buyer shall deliver to Seller a report (the "Final Adjustments Report"), prepared in good faith and on a reasonable basis, setting forth in reasonable detail the final determination of all adjustments that were not calculated as of the Closing and containing any corrections to the Preliminary Adjustments Report. The Final Adjustments Report shall (i) contain all information reasonably necessary to determine such adjustments and prorations and such other information as may be reasonably requested by Seller; (ii) be prepared in accordance with GAAP if feasible or if not, under sound accounting principles consistently applied; and (iii) be certified by an authorized representative of Buyer to be true, correct and complete as of the date thereof.

         (c) Within thirty (30) days after receipt of the Final Adjustments Report, Seller shall notify Buyer of its objections, if any. Any amount which is not in dispute shall, within five (5) Business Days of the expiration of the review period, be paid in cash by wire or interbank transfer in immediately available funds as follows: (i) if the Purchase Price calculated based on the Final Adjustments Report is greater than the Purchase Price calculated based on the Preliminary Adjustments Report, Buyer shall pay such difference to Seller, or (ii) if the Purchase Price is less, Seller shall pay such difference to Buyer. In the event any payment required by this Section 2.4(c) is not made when due, Seller or Buyer, as appropriate, shall make the payment required by this
Section 2.4(c) with interest accruing from the date such payment was due at the Prime Rate. For fifteen (15) days, Buyer and Seller shall use their best efforts to resolve any remaining disputes.

         (d) After the fifteen (15) day period provided for above, any disputed amounts will be determined within forty-five (45) days thereafter by an accounting firm to be selected by Price Waterhouse and KPMG Peat Marwick, which has or has had no material relationship with Buyer or Seller, whose determination will be conclusive. Seller and Buyer will bear equally the fees and expenses payable to such firm in connection with such determination. The payment required after determination of all disputed amounts will be made by the responsible party by wire transfer of immediately available funds to the other party within three (3) Business Days after the final determination. In the event any payment required by this Section 2.4(d) is not made when due, Seller or Buyer, as appropriate, shall make the payment required by this Section 2.4(d) with interest accruing from the date such payment is due at the Prime Rate.

         2.5 Disputed Liabilities. If a proration or adjustment to the Purchase Price is made in Buyer's favor for any liability assumed by Buyer but is in good faith being contested by Seller as of the Closing, and if Buyer is relieved of this liability, Buyer shall pay to Seller or its designee in cash (by means of wire or interbank transfer in immediately available funds) an amount equal to the unpaid portion of this liability within five (5) Business Days after the date Buyer is relieved of this liability. In the event any payment required by this Section 2.5 is not made by Buyer when due, Buyer shall make the payment required by this Section 2.5 with interest accruing from the date such payment was due at the Prime Rate.

         2.6 Completion of Purchase and Sale. The purchase and sale of the Assets shall be completed in accordance with Article (the "Closing"). Within three (3) days after all conditions set forth in Articles and have been satisfied or waived, Seller shall give Buyer a notice setting the date for the Closing which shall be not less than ten (10) nor more than fifteen (15) days from the date of the notice; provided, however, in the event that in accordance with the foregoing the Closing would be required to be held prior to January 2, 1996, in Seller's sole discretion, the Closing may be delayed until the date specified in Section 11.2. The Closing shall take place in the offices of Pillsbury Madison & Sutro, 235 Montgomery Street, San Francisco, California 94104 at 1:00 P.M. or such other place and time as the parties may mutually agree.


                                    ARTICLE 3

                    Representations and Warranties of Seller

         As a material inducement to Buyer to enter into this Agreement, Seller represents and warrants to Buyer the following:

         3.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and use the Assets as they are currently owned, leased and used and to conduct the Business as it is currently conducted. Seller is duly qualified or licensed to do business and is in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the Assets, the System or the Business or on the validity, binding effect or enforceability of this Agreement.

         3.2 Authority. Seller has the corporate right, power, legal capacity and authority to execute, deliver and (subject to the receipt of the Required Consents) perform its obligations under this Agreement and the documents, instruments and certificates to be executed and delivered by Seller pursuant to this Agreement. The execution and delivery of, and performance of the obligations contained in, this Agreement by Seller and the transactions contemplated hereby have been, and all documents, instruments and certificates have been or as of the Closing will be, duly authorized by all necessary action on the part of Seller.

         3.3 Enforceability. The terms and provisions of this Agreement and all documents, instruments and certificates made or delivered from time to time by Seller hereunder and thereunder constitute valid and legally binding obligations of Seller, enforceable against Seller in accordance with the terms hereof and thereof, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors' rights and by general principles of equity.

         3.4 Approvals. SCHEDULE 3.4 sets forth all Required Consents. Except for the Required Consents and compliance with the HSR Act, the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby do not require any consent which has not been made, given or otherwise accomplished and satisfactory evidence thereof has been delivered to Buyer.

         3.5 Compliance with Laws. Seller is in compliance with all Legal Rules applicable to the Business, the Assets or the System imposed by any Governmental Authority having jurisdiction over Seller, the Assets or the System, and of any jurisdiction in which the System is being operated or conducted, including, but not limited to, the Communications Act, except for such failures to comply as would not have a material adverse effect on the Assets, the Business or the System.

         3.6  Compliance with Other Instruments.

         (a) The execution and delivery of this Agreement and (subject to the receipt of the Required Consents) the consummation of the transactions contemplated hereunder do not and will not result in a breach or violation of any term or provision of, or result in the imposition of any Lien upon any Assets or any properties of Seller pursuant to, or constitute a breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default) under Seller's articles of incorporation or bylaws, or under any contract, agreement, Authority, Legal Rule, license, lease, indenture, mortgage, loan agreement or note, as to which Seller is a party or by which any of the Assets may be affected, except for such breaches or violations as would not have a material adverse effect on the Business, the Assets or the System or materially impair the ability of Seller to perform its obligations under this Agreement.

         (b) Seller has complied with all provisions of and is not in breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default) under its articles of incorporation or bylaws or any contract, lease, instrument affecting any parcel of real property, authority or franchise, or obligation to which it is a party or by which it is or any of the Assets may be bound or affected, except for such breaches or defaults as would not have a material adverse effect on the Business, the Assets or the System or materially impair the ability of Seller to operate the Business as presently operated.

         3.7 Complete System. The Assets constitute fully operational cable television systems with all assets, properties, franchises, licenses, permits, consents, certificates, authorities, operating rights, leases, easements, licenses, rights-of-way, contracts, agreements, commitments and arrangements necessary to operate lawfully and maintain the same as operated and maintained on the date hereof. The Assets are all of the assets utilized by Seller for the operation and maintenance of the Business, except the Excluded Assets, and all of the Assets are utilized by Seller for the construction, maintenance or operation of the Business.

         3.8  Title and Encumbrances.

         (a) Seller has good title to and possession of all of the Assets, free and clear of all Liens, except for the Permitted Liens. A "Lien" is any interest in property securing an obligation, whether such interest is based on common law, statute or contract, and including, but not limited to, any security interest or lien arising from a mortgage, claim, encumbrance, pledge, charge, easement, servitude, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall also include reservations, exceptions, covenants, conditions, restrictions, leases, subleases, licenses, occupancy agreements, pledges, equities, charges, assessments, covenants, reservations, defects in title, encroachments and other burdens, and other title exceptions and encumbrances affecting property of any nature, whether accrued or unaccrued, or absolute or contingent. "Permitted Liens" are (i) Liens for taxes not yet due and payable; (ii) any carrier's, warehousemen's, mechanic's, materialmen's, repairmen's or other like lien arising in the ordinary course of business if the amount of the liability secured by the lien which is attributable to services performed on or prior to the Closing is included as a Proration Item under Section 2.3 with Buyer receiving a credit therefor; (iii) easements, rights-of-way, restrictions, minor encroachments and other similar nonmonetary encumbrances (A) incurred in the ordinary course of business; and (B) which do not render the Asset subject thereto unusable for the purpose intended, materially detract from the value of the Asset or interfere with the ordinary use of the Asset in the ordinary course of business; (iv) in the case of leased real property leased to Seller, the rights of the fee owner and any lien encumbering the fee interest in such property; (v) Liens pursuant to existing pole leases; (vi) in the case of real property interests held by Seller under any easements, rights of way, rights of access or other Contracts, the rights of the fee owner of such property and any Liens encumbering the fee interest in such property; and (vii) any commercial leased access of channel capacity pursuant to the Communications Act.

         (b) The names of all of Seller's predecessors are listed on SCHEDULE 3.8.

         3.9 Homes Passed, Subscribers and Revenues. To Seller's knowledge, the number of Homes Passed by the System other than in the Fort Campbell, Kentucky Franchise Area is at least eighteen thousand (18,000). The number of Basic Subscribers served by the System other than in the Fort Campbell, Kentucky Franchise Area is at least fifteen thousand (15,000), the number of Pay Subscribers served by the System other than in the Fort Campbell, Kentucky Franchise Area is at least five thousand seven hundred (5,700) and the Annualized Revenues for the System other than in the Fort Campbell, Kentucky Franchise Area are at least four million seven hundred fifty thousand dollars ($4,750,000).

         3.10  Franchises.

         (a) PART I OF SCHEDULE 3.10 lists (i) each Franchise held by Seller in connection with the operation or maintenance of the System; (ii) the coverage area serviced thereby; (iii) the grantor thereof; (iv) the date on which such Franchise was granted; and (v) the expiration date for such Franchise.

         (b) Each Franchise (i) was validly issued and obtained by or validly transferred to and accepted by Seller in accordance with and as required by the terms thereof and according to all material applicable Legal Rules; (ii) is validly held by Seller as duly authorized grantee or transferee thereof; and
(iii) is in full force and effect and has not been revoked, canceled or encumbered and Seller is in compliance therewith in all material respects.

         (c) Except as set forth on SCHEDULE 3.10, (i) for any Franchise which has an unexpired term of less than three (3) years from the date hereof, a request for renewal thereof has been filed under section 626(a) of the Cable Communication Policy Act of 1984, as amended with the proper Governmental Authority, within thirty (30) to thirty-six (36) months prior to the expiration date thereof; (ii) no other Franchise is required by law in connection with the operation and maintenance of the System; and (iii) to the Seller's knowledge there are no operating cable television systems providing television programming (other than the System), a multi-point distribution system

("MDS"), a multi-channel multi-joint distribution system ("MMDS") or a satellite master antennae television system ("SMATV") as those terms are customarily used in the cable television industry in any Franchise Area.

         3.11 Authorities. Except as set forth on SCHEDULE 3.11, Seller has all Authorities that are necessary to carry on the business of the System as conducted on the date hereof, except for such Authorities, the failure of which to obtain would not have a material adverse effect on the System. Each such Authority is in full force and effect; no proceeding to revoke, cancel, encumber or adversely affect in any material manner any such Authority has been initiated, or to Seller's knowledge is threatened; and Seller is in material compliance therewith.

         3.12  Contracts.

         (a) PART I OF SCHEDULE 3.12 contains a complete and accurate list of all presently effective Contracts pursuant to which Seller provides cable television to any multiple dwelling unit located in the System. PART II OF
SCHEDULE 3.12 contains a complete and accurate list of all presently effective contracts and instruments pursuant to which Seller provides service to its commercial or bulk-billed accounts. PART III OF SCHEDULE 3.12 contains a complete and accurate list of all presently effective contracts and instruments pursuant to which Seller leases or allows the use of any of its channels on any portion of the System. PART IV OF SCHEDULE 3.12 contains a complete and accurate list of all presently effective personal property leases to which Seller is a party and relating to personal property located in or used in connection with the operation or maintenance of the System. PART V OF SCHEDULE 3.12 contains a complete and accurate list of all real property leases relating to or used in connection with the operation or maintenance of the System to which Seller is a party. PART VI OF SCHEDULE 3.12 contains a complete and accurate list of all material easements, licenses, use permits and rights-of-way under which Seller holds an interest or which are necessary for the operation, maintenance, repair or replacement or current location of any cables, lines, towers, equipment and other facilities used by Seller in connection with the System. PART VII OF
SCHEDULE 3.12 contains a complete and accurate list of all presently effective Contracts relating to the System which are not described in PARTS I THROUGH VI OF SCHEDULE 3.12 that are material to the operation of the Business other than the Franchises. SCHEDULE 3.12 correctly describes, with respect to each such contract and instrument, the date thereof and the other party or parties thereto. Seller has, or by the Closing will have, delivered to Buyer or provided Buyer access to true and complete copies of all agreements listed on SCHEDULE 3.12.

         (b) Other than the Required Consents set forth on SCHEDULE 3.4, (i) none of the real or personal property leases included in the Contracts should, in accordance with GAAP, be reported as capital leases on Seller's financial statements; (ii) the real property and personal property which are the subject of such leases are currently used in the construction, operation or maintenance of the System; and
(iii) Seller has, and on the Closing will have, possession of the real property and personal property which is the subject of such leases and with respect to such leases pursuant to which real property is leased, the right to occupy the real property which is the subject of such leases, subject to the terms of such leases, and with respect to the personal property leases, the right to possess and use such personal property.

         (c) Each of the Contracts has not been amended or modified except as set forth on SCHEDULE 3.12. Neither Seller nor, to Seller's knowledge, any other party thereto is in material default thereunder, nor, to Seller's knowledge, is there any event which with notice or lapse of time or both would constitute a material default thereunder. Seller has not received written notice that any party intends to cancel, terminate or refuse to renew any of the Contracts or to exercise or decline to exercise any option or other right thereunder. Except as disclosed on SCHEDULE 3.12, all make-ready fees or other charges under pole agreements with respect to which Seller has received a bill, invoice or other demand for payment have been paid or will be paid before the Closing.

         (d) Each Contract is in full force and effect and constitutes a valid and binding obligation of the Seller except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors' rights and by general principles of equity.

         3.13  Real Property.

         (a) SCHEDULE 3.13 contains a complete and accurate list of all Real Property owned in fee by Seller, which is used for, headend equipment, microwave equipment and satellite earth receiving stations and related facilities, tower and antenna sites and office facilities in connection with the System.

         (b) The Real Property and the improvements located thereon and the conduct of business presently being conducted thereon are in material compliance with all Legal Rules.

         (c) Each parcel of the Real Property described on SCHEDULE 3.13 and the improvements thereon (i) have direct and unobstructed access for purposes of ingress and egress to public roads or streets or to private roads over which Seller has a valid right-of-way; (ii) are served by utilities and services necessary for the normal and intended use of such real property in connection with the Business or System; and (iii) do not encroach in any material manner upon the property of others.

         (d) Except as otherwise disclosed on SCHEDULE 3.13, Seller holds good, marketable title in fee simple to the Real Property described on SCHEDULE 3.13 and the valid and enforceable right to use and possess such Real Property, subject only to the Permitted Liens.

         (e) Except as set forth on SCHEDULE 3.11, all Fixtures, wherever placed or located, are placed and maintained, to the extent required, pursuant to a valid Franchise, Contract, Authority, or other such authorization, which authorization is in full force and effect authorizing such placement and the continued maintenance thereof in the manner presently placed and maintained by Seller. "Fixtures" means all fixtures of the System, including, without limitation, all leasehold improvements, headend equipment and facilities, satellite earth receiving stations and facilities, towers, antennas, transmitting equipment, transformers, power supplies, amplifiers, microwave equipment connectors, couplers, filters, traps, modulators, cable, conduit, hookups, pole attachments, poles, anchors and guys.

         3.14  Environmental Laws.

         (a) Except as disclosed on SCHEDULE 3.14 (i) All Real Property identified on SCHEDULE 3.13 complies in all material respects with all applicable Environmental Laws; (ii) none of Seller's operations thereon is subject to any judicial or administrative proceeding alleging the violation of any Environmental Law; (iii) to the best of Seller's knowledge none of the Real Property identified on SCHEDULE 3.13 is the subject of any federal or state investigation concerning any use or release of any Hazardous Substance; (iv) neither Seller nor, to the best of Seller's knowledge, any predecessor-in-title to the Real Property identified on SCHEDULE 3.13 has filed any notice under any federal or state law indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release of a Hazardous Substance into the environment; (v) to the best of Seller's knowledge, Seller has no material contingent liability in connection with any release of any Hazardous Substance into the environment and no release which could require material remediation has occurred at any of the Real Property identified on SCHEDULE 3.13; (vi) none of Seller's or, to the best of Seller's knowledge any other person's operations on the Real Property identified on SCHEDULE 3.13 involves the generation, transportation, treatment, storage or disposal of Hazardous Waste that would give rise to liability under any Environmental Law; (vii) to the best of Seller's knowledge, except in material accordance with all Legal Rules, Seller has not disposed of any Hazardous Substance in, on or about the Real Property identified on SCHEDULE 3.13, and no lessee, prior owner or other person has disposed of any Hazardous Substance in, on or about the Real Property identified on SCHEDULE 3.13 in a manner that would give rise to liability under any Environmental Law; and (viii) to the best of Seller's knowledge, no Lien in favor of any Governmental Authority for (A) any liability under Environmental Laws, or (B) damages arising from or costs incurred in response to a release of any Hazardous Substance into the environment has been filed or attached to any of the Real Property except for any such Lien which will not have a material adverse effect on the Assets, the Business or the System.

         (b) Seller has provided, and prior to Closing will provide, Buyer with complete and correct copies of (i) all studies, reports, surveys or other materials in Seller's possession relating to the presence or alleged presence of Hazardous Substances at, on or affecting the Real Property, (ii) all notices or other materials in Seller's possession that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the Real Property or activities at the Real Property and (iii) all materials in Seller's possession relating to any claim, allegation or action by any private third party under any Environmental Law with respect to the Real Property.

         (c) To the best of Seller's knowledge, (i) no underground storage tanks are currently or have been located on any Real Property identified on SCHEDULE 3.13, and (ii) no Real Property identified on SCHEDULE 3.13 has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes. To the best of Seller's knowledge, there are no incinerators, septic tanks or cesspools on the Real Property identified on SCHEDULE 3.13 and all waste is discharged into a public sanitary sewer system.

         (d) "Environmental Law" means a Legal Rule pertaining to Hazardous Substances, land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, including, without limitation, the following laws as the same may be amended from time to time up to and including the Closing: (i) Clean Air Act (42 U.S.C. Section 7401, et seq.); (ii) Clean Water Act (33 U.S.C. Section 1251, et seq.); (iii) Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); (iv) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.
Section 9601, et seq.); (v) Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.); (vi) Toxic Substances Control Act (15 U.S.C. Section 2601, et seq.);
(vii) Rivers and Harbors Act (33 U.S.C. Section 401, et seq.); (viii) Endangered Species Act (16 U.S.C. Section 1531, et seq.); and (ix) Occupational Safety and Health Act (29 U.S.C. Section 651, et seq.).

         (e) "Hazardous Substance" means any matter that is labeled or regulated as a pollutant, contaminant or hazardous or toxic substance, material, constituent or waste under any Legal Rule or by any Governmental Authority and includes, without limitation- , asbestos and asbestos-containing materials and any material or substance that is: (i) designated as a "hazardous substance" pursuant to section 307 of the Federal Water Pollution Control Act, 33 U.S.C. section 1251, et seq. (33 U.S.C. Section
1317); (ii) defined as a "hazardous waste" pursuant to section 1004 of the Federal Solid Waste Disposal Act, 42 U.S.C. section 6901, et seq. (42 U.S.C.
Section 6903); (iii) defined as a "hazardous substance" pursuant to section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. section 9601, et seq. (42 U.S.C. Section 9601).

         3.15 Condition of Assets. All of the Real Property described on
SCHEDULE 3.13, including all the buildings, structures, fixtures, trade fixtures and improvements located in or on any of such real property, together with all Equipment located thereon and necessary for the operation of such buildings are in satisfactory operating condition and repair for their current use subject to ordinary wear and tear.

         3.16 Vehicles. Vehicles and other personal property for which a Governmental Authority issues a document of title and which are owned, leased or used by Seller in the construction, operation and maintenance of the System are described on SCHEDULE 3.16 by the year, manufacturer, model and vehicle identification number, and are in satisfactory operating condition and repair for their current use subject to ordinary wear and tear.

         3.17 Accounts Receivable. SCHEDULE 3.17 is a schedule of the subscriber Accounts Receivable of Seller with respect to the System, showing amounts and aging as of the most recent date of billing for the billing closest to the date hereof for which billing reports have been run (which for purposes of measurement on the execution date shall not be more than thirty-one (31) days prior to the execution date). Such receivables were incurred in the ordinary course of business by Seller in its operation of the Business.

         3.18 Inventory. Seller's inventories are (a) in good condition and (b) at levels consistent with past practice. A list of Seller's inventory as of December 31, 1994 is set forth on SCHEDULE 3.18.

         3.19  Carriage of Signals and Channel Capacity.

         (a) PART I OF SCHEDULE 3.19 completely and accurately sets forth each of the Signals carried by the System. Seller has the legal right and authority, including (without limitation) all necessary authority from the FCC and the requisite compulsory copyright license under section 111 of Title 17 of the United States Code, as amended, and all rules and regulations promulgated thereunder, as amended (the "Copyright Act"), to carry and use in the conduct of the Business all of the Signals. Other than requests for network nonduplication and syndex protection, no written notices have been received by Seller from the FCC, the United States Copyright Office, any local or other television station or system or from any other person or entity, station or Governmental Authority challenging or questioning the right of Seller or the System to carry or furnish, or not carry or furnish, any of the Signals or any other station or service to any Subscriber, except as set forth on PART I OF SCHEDULE 3.19.

         (b) Part II of SCHEDULE 3.19 sets forth the channel capacities of the System. The System provides reception on all such channels through which signals are currently being carried in compliance with the requirements of the FCC, the Franchises and the Rules and Regulations except for channels not presently in use.

         3.20  FCC and Copyright.

         (a) The Seller has no knowledge that the System does not have the capacity of carrying the number of channels (6 Mhz bandwidth each) now in use at each respective headend over one hundred percent (100%) of the plant miles of the System served by such headend. The System meets, in accordance with usual industry standards, in all material respects the technical standards of the Rules and Regulations whether or not such standards otherwise are legally required to be met by the System.

         (b) Seller has Cumulative Leakage Index, as defined by the Rules and Regulations ("CLI") monitoring equipment which is required by the Rules and Regulations, and has in connection with its CLI obligations under the Rules and Regulations (i) maintained appropriate log books and other recordkeeping and
(ii) corrected any System radiation leakage discovered by Seller in connection with its monitoring obligations under the Rules and Regulations.

         (c) (i) Seller has made all submissions (including, without limitation, registration statements, annual reports and aeronautical frequency filings) required under the Communications Act and the Rules and Regulations. (ii) Seller has delivered to Buyer complete and correct copies of all reports and filings (other than filings made in rulemakings) made or filed with the FCC or any franchise authority pursuant to the Communications Act with respect to the System for the last three years, completed Forms 393, 1200, 1205, 1210, 1215, 1220 or 1225 (collectively "Rate Justification Filing"), for each Franchise Area for which such Forms have been required to have been submitted to a Governmental Authority, and all notices alleging noncompliance with the Communications Act or the Franchises received by Seller from any Governmental Authority or cable subscriber, including, without limitation, subscriber rate complaints, rate accounting orders, rate prescription or rate refund orders.
(iii) Seller has provided all notices to subscribers and/or Governmental Authorities as required and maintains all public files that comply in all material respects with the requirements of the Communications Act. (iv) Seller is certified as in compliance with the FCC's equal employment opportunity rules through 1994. Seller has filed all appropriate FCC EEO reports for 1995, but FCC review has not been completed. (v) The System is in compliance with all "must carry" requirements and has received all retransmission consents.

         (d) Seller has deposited with the United States Copyright Office all statements of account and other documents and instruments, and paid all royalties, supplemental royalties, fees and other sums to the United States Copyright Office required under the Copyright Act with respect to the business and operations of the System for each accounting period during which Seller has operated the System.

         (e) Seller and the System are in compliance with the Copyright Act, except as to potential copyright liability arising from the performance, exhibition or carriage of any music on the System. Seller has not been found guilty of copyright infringement with respect to the System, has no copyright infringement claim pending or, to its knowledge, threatened, has no unanswered inquires from the United States Copyright Office with respect to statements of account or royalty payments, and knows of no basis for any such claims or inquiries.

         (f) The carriage, transmission or use of the Signals has not and does not subject the System or Seller to any FCC or other sanctions or any suits or actions, including, without limitation, suits or actions for copyright infringement.

         3.21 Commitments. In any Franchise Area for which a rate justification filing has been required to have been submitted, Seller has not been ordered by the FCC or any Governmental Authority to prospectively reduce regulated cable television service or equipment rates or provide refunds to Subscribers pursuant to the Rules and Regulations.

         3.22  Financial Statements.

         (a) From and after the date hereof, the financial records of Seller relating to the System shall be open for inspection by Buyer during normal business hours. The financial records, as reflected in Seller's profit and loss statements and balance sheets of the Franchise Areas, contain a full and complete record and account of the financial affairs of the System, are maintained in accordance with GAAP, consistently applied, and are accurate and complete in all material respects.

         (b) Since December 31, 1994 to the date hereof, there has been no material adverse change in the financial condition, results of operations, assets or liabilities (contingent or otherwise) of the System except matters of general applicability to the cable television industry or affecting the cable television industry generally.

         3.23 Litigation. Except as set forth on SCHEDULE 2.2, (a) there is no claim, grievance, action, proceeding or governmental investigation pending or, to Seller's knowledge, threatened against Seller or affecting any of the Assets or the System; and (b) there is no outstanding or unsatisfied judgment, order or decree to which Seller is a party or which involves the transactions contemplated herein.

         3.24  Taxes.

         (a) None of the Assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former section 168(f)(8) of the Code.

         (b) None of the Assets directly or indirectly secures any debt the interest on which is tax-exempt under section 103(a) of the Code.

         (c) None of the Assets is "tax-exempt use property" within the meaning of section 168(h) of the Code.

         3.25 Insurance. SCHEDULE 3.25 sets forth a true and complete list of all insurance policies held by Seller covering the System and the Assets.

         3.26  Employees and Employee Benefits.

         (a) Employment Agreements. SCHEDULE 3.26 contains a list of all written employment agreements between the Seller and any employee of the System. The consummation of the transaction contemplated hereby will not result in Buyer becoming obligated to incur any severance liabilities with respect to any employee of the System.

         (b) Collective Bargaining Agreements. Except as set out in SCHEDULE 3.26, Seller is not a party to any material labor or employment dispute and is not bound by or a party to any collective bargaining agreement relating to employees of the System and no trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent for any of the employees (i) holds bargaining rights with respect to any of the employees by way of certification, interim certification, voluntary recognition, designation or successor rights; or (ii) has applied or indicated an intention to apply to be certified as the bargaining agent of any of the employees.

         (c)  Employee Benefit Plans/ERISA.

         (i) SCHEDULE 3.26 lists each stock option, stock purchase, disability, vacation pay, incentive bonus, severance pay, deferred compensation, supplemental income or other employee benefit plan, policy or arrangement or agreement, including each "employee benefit plan" within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by or contributed to by the Seller, including all amendments thereto (collectively referred to as "Employee Plans") covering current or former employees of the System or their dependents or survivors. Seller has provided or, upon Buyer's request, will provide to Buyer prior to the Closing summaries of each Employee Plan.

         (ii) Seller is currently a participating company in a defined-contribution retirement plan that is intended to qualify under section 401(a) of the Code ("Seller's DC Plan"). Seller's DC Plan is in substantial compliance with all applicable laws and regulatory requirements, and Seller knows of no disqualifying defect under section 401(a) of the Code with respect to Seller's DC Plan. Seller's DC Plan has been administered substantially in accordance with its terms. To the knowledge of Seller, no liens under Code section 412(n) or ERISA section 4069(a), nor liabilities under ERISA section 4069(a) or 4201(a), exist with respect to any Employee Plan or any employee benefit plan (within the meaning of section 3(3) of ERISA) of Seller or any of Seller's ERISA Affiliates which would have a material adverse effect on the Assets, nor do any facts which are reasonably likely to result in the assertion of any such liens or liabilities.

         (d) Immigration. Seller has in all material respects properly verified the identity and authorization to work in the United States and has completed and retained INS forms I-9 for all employees where required by the Immigration Reform and Control Act of 1986 and related statutes. Seller has made available to Buyer true and complete copies of such forms.

         3.27 Commissions. Seller has entered into no agreement, commitment or obligation with regard to any brokerage commission or finder's fee which would be payable by Buyer arising out of the execution, delivery or performance of this Agreement or the transactions contemplated hereby.


                                    ARTICLE 4

                     Representations and Warranties of Buyer

         As a material inducement to Seller to enter into this Agreement, Buyer represents and warrants to Seller the following for the benefit of Seller:

         4.1 Organization and Qualification. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of California and, prior to Closing, will be authorized to transact business in all states in which the Assets are located. Buyer has all necessary partnership power and authority to own, lease and utilize its properties and assets and to engage in the business or businesses in which it is presently engaged and in the places where such property and assets are now owned, leased or utilized or as such business is now conducted.

         4.2 Authority. Buyer has the partnership right, power, legal capacity and authority to execute, deliver and perform its obligations under this Agreement and the documents, instruments and certificates to be executed and delivered by Buyer pursuant to this Agreement. The execution, delivery and performance of this Agreement by Buyer and the transactions contemplated hereby have been, and all documents, instruments and certificates have been or as of the Closing will be, duly authorized by all necessary partnership action on the part of Buyer and its partners.

         4.3 Enforceability. The terms and provisions of this Agreement and all documents, instruments and certificates made or delivered from time to time by Buyer hereunder and thereunder constitute valid and legally binding obligations of Buyer enforceable as against Buyer in accordance with the terms hereof and each thereof, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors' rights and by general principles of equity.

         4.4 Approvals. Except for compliance with the HSR Act, the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not require any consent which has not been made, given or otherwise accomplished and satisfactory evidence thereof has been delivered to Seller.

         4.5 Effect of Agreement. Except for the Required Consents, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any Legal Rule involving Buyer or conflict with the terms, conditions or provisions of the partnership agreement of Buyer.

         4.6  Compliance with Other Instruments.

         (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder do not and will not result in a breach or violation of any term or provision of, Buyer's Agreement of Limited Partnership, or under any contract, agreement, Authority, Legal Rule, license, lease, indenture, mortgage, loan agreement or note, as to which Buyer is a party, except for such breaches or violations as would not materially impair the ability of Buyer to perform its obligations under this Agreement.

         (b) Buyer has complied with all provisions of and is not in breach or default (including any event that, with the passage of time or giving of notice, or both, would become a breach or default) under its Agreement of Limited Partnership or any contract, lease, instrument affecting any parcel of real property, authority or franchise, or obligation to which it is a party or by which it is bound or affected, except for such breaches or defaults as would not materially impair the ability of Buyer to operate the Business as presently operated.

         4.7 Commissions. Buyer has entered into no agreement, commitment or obligation with regard to any brokerage commission or finder's fee which would be payable by Seller arising out of the execution, delivery or performance of this Agreement or the transactions contemplated hereby.

                                    ARTICLE 5

                               Covenants of Seller

         5.1 Access to System. Prior to the Closing, Seller shall give Buyer's employees and representatives, during normal business hours and with reasonable prior notice, access to all of the properties, books, accounts, records, contracts, agreements, commitments, arrangements and documents of or relating to the Assets and the System, and shall permit the making of copies or extracts thereof. Prior to the Closing, Seller shall furnish to Buyer and its representatives such existing documentation concerning the operation and financial condition of the Assets and the System as Buyer or any such representative shall reasonably request. Promptly after the preparation thereof, Seller shall deliver to Buyer true and complete copies of monthly profit and loss statements of the Franchise Areas prepared in the same manner as Exhibit 19 in the Seller's information package of September 1994 and any other financial reports, subscriber counts or other operational data reasonably requested by Buyer; provided that Seller shall not be required to make and shall not be deemed to make any representation or warranty concerning the accuracy of the contents of any such information delivered to Buyer. Prior to the Closing, Seller shall also provide Buyer on a periodic basis with reports of capital expenditures made with respect to the System.

         5.2 Continuity and Maintenance of Operations. Except as to actions which Buyer has been advised and to which it has consented in writing and except as specifically permitted or required by this Agreement or required by any Legal Rule, Seller shall, from the date hereof to and including the Closing:

         (a) Operate the Business in the ordinary course consistent with past practices, use reasonable efforts to preserve any beneficial business relationships with customers, suppliers and others having business dealings with it that are material to the Business and use reasonable efforts to keep available to Buyer the services of present employees of the System;

         (b) Keep all of its business books, records and files in the ordinary course of business in accordance with past practices;

         (c) Continue to implement its procedures for disconnection and discontinuance of service to subscribers whose accounts are delinquent in accordance with those in effect on the date of this Agreement;

         (d) Not change the rate charged for any services without the consent of Buyer unless required to do so pursuant to the Rules and Regulations or the order of any Governmental Authority;

         (e) Not add or delete any programming services or change the channel line-up without the consent of Buyer unless required to do so pursuant to the Rules and Regulations;

         (f) Continue to give all customary notices to Subscribers after Buyer has approved the text thereof; provided that any text required by the Rules and Regulations shall not be subject to Buyer's approval;

         (g) Not sell, transfer or assign any Assets or permit the creation of any Lien on any Asset, in each case, except in the ordinary course of business;

         (h) Not enter into any contract or commitment or incur any indebtedness or other liability or obligation of any kind relating to the System or the Business involving an expenditure in excess of $20,000 (individually or in related transactions) other than in the ordinary course or with the consent of Buyer which shall not be unreasonably withheld; and

         (i) Not take or omit to take any action that would cause Seller to be in breach of any of its representations or warranties in this Agreement in any material respect.

         5.3  Compliance with Contracts and Laws.

         (a) From the date hereof to and including the Closing, Seller shall keep in full force and effect and shall comply in all material respects with all Franchises, all licenses, permits, consents, certificates, authorities and operating rights, all leases, contracts, agreements, commitments and arrangements, and all rights, privileges and interests (including, without limitation, the Authorities and material

Contracts), to which it is a party or by which it or the Assets may be bound or affected and which are material to the Business.

         (b) From the date hereof to and including the Closing, Seller shall comply in all material respects with applicable Legal Rules, including, without limitation, the Communications Act and the Copyright Act, and make all filings and submissions and pay all fees, assessments and costs arising in connection with the construction, operation and maintenance of the System, including, without limitation, franchise and copyright fees.

         5.4 Cumulative Leakage Index. From the date hereof to and including the Closing, Seller shall in connection with its CLI obligations under the Rules and Regulations (a) maintain adequate CLI monitoring equipment; (b) maintain appropriate log books and other recordkeeping; and (c) correct any System radiation leakage discovered by Seller in connection with its monitoring obligations under the Rules and Regulations; provided that any such monitoring and corrections need be conducted only according to general industry custom in anticipation of the effective date of the CLI part of the Rules and Regulations.

         5.5 Maintenance of Insurance. From the date hereof to and including the Closing, Seller shall carry and maintain in full force and effect casualty and liability insurance at such levels as are consistent with the past practices of Seller.

         5.6 Employees and Compensation. From the date hereof to and including the Closing, Seller shall not, with respect to employees, sales agents and representatives employed by Seller with respect to the System, do any of the following:

         (a) Grant any increase in compensation payable to or to become payable by it to any such person, other than usual and ordinary compensation increases in accordance with historical practices of Seller or provided under any collective bargaining agreement identified on SCHEDULE 3.26.

         (b) Increase benefits payable to any such person under any existing, or introduce or announce the introduction of any new, bonus, pension, profit sharing, retirement, credit union, deferred compensation, group health, major medical or life insurance plan or other similar plan, contract or commitment providing benefits to the employees, other than any bonus payments payable or to become payable to any of the employees of the System in conjunction with this transaction where the cost thereof is borne by Seller.

         (c) Enter into any collective bargaining agreement.

         5.7 Additional Transactions. From the date hereof to and including the Closing, Seller shall not do or agree to do any of the following:

         (a) Modify, amend, cancel, terminate, forfeit, fail to renew, assign or encumber in any material manner, other than in the ordinary course of business, any Contracts or Authorities included in or applicable to the Assets.

         (b) Take or cause to be taken any action which would cause or tend to cause the conditions to the obligations of either party to consummate the transactions contemplated by this Agreement not to be fulfilled.

         (c) Change any accounting method or practice without the consent of Buyer unless required to do so to conform to GAAP, IRS standards or as a result of the Rules and Regulations.

         (d) Merge or consolidate with any other entity or acquire all or substantially all of the stock of the business or assets of any other person, corporation or business organization.

         5.8 Adverse Changes. From the date hereof to and including the Closing, Seller shall promptly notify Buyer in writing of any material adverse developments affecting the System which become known to Seller, including, without limitation: (a) any material adverse change in the condition, financial or otherwise, of the System; (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting any of the Assets or the System; (c) any material notice of violation, forfeiture or complaint under any Franchise; or (d) anything which, if not corrected prior to the Closing, will prevent Seller from fulfilling any condition precedent described in Section 7.1.

         5.9  Taxes.

         (a) Seller agrees to timely file all sales or transfer tax returns with respect to the sale of Assets hereunder and Seller shall timely pay all sales or transfer taxes applicable to the sales reported on such tax returns; provided that Buyer cooperates, to the extent required, in the preparation and execution of such tax returns and related filings.

         (b) Seller shall be responsible for all Taxes of Seller attributable to all taxable periods (or portions thereof) ending on or prior to the Closing.

         (c) Seller and Buyer covenant and agree that $5,000 of the Purchase Price shall be allocated to the covenant set forth in Section 5.12. Seller and Buyer shall file all necessary income tax returns and execute such elections and/or agreements as may be required by federal, state and local taxing authorities in a manner consistent with such allocation to the extent permitted or required by law.

         (d) Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller and Buyer agree (i) to retain all books and records with respect to Tax matters pertinent to the Assets relating to the Periods until the statute of limitations (including any extensions) as to any taxable year that may be affected thereby shall have run, (ii) to abide by all record retention agreements entered into with any governmental authority, and
(iii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if one party so requests, shall allow the requesting party to take possession of such books and records proposed for destruction or discard.

         (e) No new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the Assets shall be made after the date of this Agreement without the prior written consent of Buyer.

         (f) As a condition precedent to the consummation of the transactions contemplated by this Agreement, Seller shall provide Buyer with a clearance certificate or similar document(s) that may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price.

         (g) Seller shall furnish Buyer an affidavit, stating, under penalty of perjury, the transferor's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to section 1445(b)(2) of the Code.

         5.10 Franchise and Lease Renewal and Extension. Prior to the Closing, Seller agrees to deliver to the appropriate persons a letter, in form mutually agreeable to Buyer and Seller, requesting renewals or extensions of the terms of the Franchises and Contracts listed on SCHEDULE 5.10, as necessary, so that all will have unexpired terms for at least five (5) years from the date of this Agreement if the other parties to such Franchises and Contracts sign such renewals or extensions; provided that such renewals or extensions shall be upon terms reasonably satisfactory to Buyer. Seller agrees to take such further action as is reasonably requested in writing by Buyer in order to attempt to obtain and deliver such renewals and extensions; provided, however, that Seller shall not be obligated to incur any expense in the form of a fee charged in order to attempt to obtain and deliver such renewals and extensions.

         5.11 Title Insurance. Seller will cooperate with Buyer if Buyer elects to obtain title insurance policies on parcels of Real Property owned in fee or leased, it being understood that

Buyer shall have the sole responsibility for obtaining and paying for such policies.

         5.12  Covenant Not To Compete.

         (a) In order to assure Buyer the complete benefit of the ownership of the Assets, for a period of five (5) years after the Closing, Seller agrees that neither it nor its Affiliates shall, directly or indirectly: (i) engage in the business of constructing, operating or managing a cable television system or a MDS, MMDS, SMATV or similar type or related business (each, a "Competing Business") in any portion of any Franchise Area or in any county adjacent to any Franchise Area; (ii) acquire a greater than five percent (5%) interest in any entity which is engaged in a Competing Business in any portion of any Franchise Area or in any county adjacent to any Franchise Area; or (iii) assist any other person or entity to be so engaged.

         (b) In order to assure Buyer the complete benefit of the ownership of the Assets, for a period extending until five (5) years after the Closing, Seller shall cause its officers, directors and Affiliates to agree that none of them will associate in any capacity whatsoever, whether as promoter, owner, officer, director, employee, partner, lessee, lessor, lender, agent, consultant or otherwise, with any person or entity engaged in a Competing Business in any portion of any Franchise Area or in any county adjacent to any Franchise Area except the ownership of five percent (5%) or less of a Competing Business; and Seller shall have such persons execute and deliver to Buyer a Covenant Not To Compete, substantially in the form of EXHIBIT A hereto.

         (c) Seller acknowledges that Buyer will be irreparably injured if the provisions of this Section 5.12 are not specifically enforced. If Seller fails to keep and perform every covenant of this Section 5.12, Buyer may specifically enforce against Seller the same by injunction in equity in addition to any other remedies Buyer may have. If any portion of this Section 5.12 shall be invalid or unenforceable, such invalidity or unenforceability shall in no way affect the validity or enforceability of any other portion of this Section 5.12 or the validity or enforceability of this Agreement. If any court in which Buyer seeks to have the provisions of this Section 5.12 specifically enforced determines that the time or the area herein specified is too broad, such court may determine a reasonable time or geographic area in lieu of such time or area and shall specifically enforce this Section 5.12 for such time and geographic area.

                                    ARTICLE 6

                                Mutual Covenants

         6.1  Confidentiality.

         (a) Neither of the parties hereto shall make any public announcement regarding the transactions contemplated in this Agreement without the prior consent of the other party.

         (b) Each party shall keep strictly confidential any and all information furnished to it or to its agents or representatives in the course of negotiations relating to this Agreement or any transaction contemplated by this Agreement, and the business and financial reviews and investigation conducted by such party in connection with this Agreement. Each party has instructed its officers, employees and other representatives having access to such information of such party's obligation of confidentiality.

         (c) If this Agreement is terminated, each party shall promptly deliver to the other party or certify as to the destruction of all originals and copies (including all notes, extracts and computer tapes) of documents, work papers and other written material concerning or obtained from such other party or its agents, employees or representatives in connection with such negotiations and business and financial reviews and investigations, whether so obtained before or after the execution hereof. Neither party shall use any information so obtained except in connection with the transactions contemplated by this Agreement or disclose or divulge such information to any other person, and each party will keep confidential any information so obtained.

         (d) Notwithstanding the foregoing, either party may disclose any information which such party is obligated under this Section to keep confidential after consultation with the other party as follows:

                  (i) to which the other party consents in writing;

                  (ii) to representatives, agents, consultants and attorneys of the disclosing party who need to know such confidential information for the purpose of assisting or advising such party, provided that the disclosing party informs each such representative, agent, consultant and attorney of the confidential nature of such information;

                  (iii) to third parties whose consent or approval is required for consummating the transactions contemplated herein;

                  (iv) in compliance with applicable Legal Rules;

                  (v) in order to use such information as evidence in or in connection with any pending or threatened litigation related to this Agreement or any transaction contemplated hereunder;

but in each case only to the extent such disclosure is necessary in connection with the purpose for which disclosure is permitted. The obligations of confidentiality set forth herein shall not apply to information generally available to the public or in the possession of the receiving party on a nonconfidential basis prior to its disclosure under this Agreement or the Confidentiality Agreement dated September 22, 1994 between Buyer and Seller (the "Confidentiality Agreement") or that is given to the receiving party by another person other than in breach of obligations of confidentiality owed by such person to the disclosing party under this Agreement or the Confidentiality Agreement.

         6.2 HSR Notification. As soon as practicable, if required by applicable Legal Rules, Seller and Buyer shall complete and file, or cause to be completed and filed, any notification and report required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Buyer will notify Seller of the need for any such HSR filing within sixty
(60) days following the execution hereof. Each of the parties will take or cause to be taken any additional action that may be necessary, proper or advisable, will cooperate to prevent inconsistencies between their respective filings and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act. Buyer and Seller shall use commercially reasonable efforts (including the filing of a request for early termination) to obtain the early termination of the waiting period under the HSR Act. Buyer and Seller shall bear their own filing fees in connection therewith.

         6.3 Required Consents and Estoppel Certificates. Prior to the Closing, Seller will use reasonable commercial efforts to obtain, at its expense, all the Required Consents, in form and substance reasonably satisfactory to Buyer; provided, however, that Seller shall not be obligated to incur any expense in the form of a fee charged for any Required Consents so obtained. Required Consents will be deemed to be satisfactory to Buyer if they are substantially similar in all material respects to the applicable form attached as EXHIBIT B, C OR D. Seller will notify Buyer in advance of and give Buyer an opportunity to participate in all material contacts with, and provide copies of all correspondence to or from, any franchising authorities in connection with the Franchises. Buyer will cooperate with Seller to obtain all Required Consents, but Buyer will not be required to agree to any material adverse changes in, or the imposition of any material condition to the transfer to Buyer of, any Contract or Governmental Permit as a condition to obtaining any Required Consent. Seller also will use reasonable commercial efforts to obtain such estoppel certificates or similar documents from lessors and other Persons who are parties to Contracts as Buyer may reasonably request.

         6.4 MDU Agreements. Prior to the Closing, Seller agrees to deliver to the appropriate persons a letter, in form mutually agreeable to Buyer and Seller, requesting delivery of a fully executed MDU Agreement for each multiple unit dwelling project listed on Schedule 5.10 hereto substantially similar in all material respects to the form attached to this Agreement as EXHIBIT E and having a term running at least five (5) years after the Closing. Seller agrees to take such further action as is reasonably requested in writing by Buyer in order to attempt to obtain and deliver such MDU Agreements; provided, however, that Seller shall not be obligated to incur any expense in the form of a fee charged for any such MDU Agreement.

         6.5 Title Commitments and Surveys. Within ten (10) days after the execution of this Agreement, Buyer, at its option, may order at its expense commitments for owner's title insurance policies on all Real Property owned by Seller and a survey on each such parcel of Real Property. The title commitments will evidence a commitment to issue a title insurance policy insuring good, marketable fee simple title to each parcel of the owned Real Property for such amount as Buyer directs and will contain no exceptions except for Permitted Liens and items that in Buyer's reasonable opinion do not adversely affect (other than in an immaterial way as to any individual parcel) the good and marketable title to such Real Property.

         6.6 Distant Broadcast Signals. If requested by Buyer and permitted under the Rules and Regulations, Seller will delete prior to the Closing any distant broadcast signals that Buyer determines will result in liability on the part of Buyer for copyright payments after Closing in excess of those payable by Seller with respect to carriage of such signals; provided that Buyer Provides Seller with such advance notice as is sufficient to allow Seller to comply with Rules and Regulations regarding Subscriber or other notification prior to such deletion; and provided further that no such deletion shall be required if prohibited by a must carry or retransmission consent agreement between Seller and the station. Buyer hereby expressly acknowledges that any such deletions may require a downward adjustment in rates charged Subscribers pursuant to the Rules and Regulations and hereby consents to any such downward rate adjustments.

         6.7 Letter to Programmers. Not later than ten (10) days before the Closing, Seller will transmit a letter in the form of EXHIBIT F to all programmers from which Seller purchases programming and for which Buyer has not expressly agreed to assume the programming agreement.

         6.8  Employee Matters.

         (a) Employment. Within thirty (30) days of the date hereof, Seller shall provide to Buyer a list of all active employees of the System as of a recent date, showing then-current positions and rates of compensation. Within thirty (30) days after receipt of this list, Buyer will notify Seller in writing which employees ("Prospective Employees") it intends to provide with offers of employment. Subject to Subsections (b) and (c), prior to the Closing Buyer shall offer employment immediately following the Closing to all Prospective Employees who are then actively employed (whether or not actively at work on the Closing). Prospective Employees who accept Buyer's offer of employment and become employees of Buyer within two (2) weeks of the Closing are referred to herein as "New Employees" and all other employees of the System are referred to as "Nontransferring Employees." Buyer shall indemnify and hold Seller and its Affiliates harmless from and against all claims, expenses (including reasonable attorneys' fees), loss and liability arising either (i) out of Seller's submission of personnel records or information to Buyer about the employees of the System, or (ii) with respect to the New Employees' employment with Buyer after the Closing. Except as otherwise specifically provided in this Agreement, Seller shall indemnify and hold Buyer and its Affiliates harmless from and against all claims, expenses (including reasonable attorneys' fees), loss and liability arising out of the New Employees' and Nontransferring Employees' employment with Seller or its Affiliates prior to the Closing or, if later, the date any such individual becomes an employee of Buyer.

         (b) Prospective Employees on Family, Military or Short-Term Disability Leave. Any Prospective Employee who, as of the Closing, is receiving or entitled to receive benefits under the Seller's short-term disability plan or is on family leave or military leave shall only be offered employment by the Buyer in accordance with Subsection (a) at the time such disability or leave terminates, provided that such Prospective Employee returns to work prior to the commencement of long-term disability benefits. Buyer shall notify any such Prospective Employee of Buyer's intent to offer any such Prospective Employee employment as provided in this Subsection (b). Any Prospective Employee who accepts Buyer's offer of employment under this Subsection (b) and becomes an employee of Seller within two (2) weeks of the offer is also referred to herein as a New Employee. Buyer shall have no responsibility or liability for payment of any leave benefits or short-term disability benefits of any such Prospective Employee with respect to any period before such Prospective Employee becomes a New Employee. If any such Prospective Employee becomes a New Employee, Buyer and Seller shall use reasonable efforts to cause the other provisions of this
Section 6.8 to apply to such individual to the extent practicable, taking into account the timing of such New Employee's change of employment from Seller to Buyer.

         (c) Prospective Employees on Long-Term Disability Leave. Buyer shall have no obligation to offer employment to any Prospective Employee who, as of the Closing, is receiving or entitled to receive benefits under Seller's long-term disability plan. Buyer shall have no responsibility or liability for payment of any long-term disability benefits of any such Seller employee.

         (d) Service Credit for New Employees. Subject to the provisions of this Section as to any particular benefit, Buyer shall recognize all prior service of New Employees with the Seller and any Affiliate that is aggregated with the Seller under section 414(b), 414(c) or 414(m) of the Code ("ERISA Affiliate") for all benefit plan purposes, other than benefit accrual under a defined benefit plan, at least to the extent recognized under the comparable Seller employee benefit plan as in effect on the Closing, but without regard to any amendment increasing such service adopted or made effective less than 12 months prior to the Closing. On or before the Closing, Seller shall provide Buyer with a list setting forth the service accrued by each Prospective Employee. Seller agrees that Buyer shall be under no obligation to and shall not assume sponsorship of any Employee Plan.

         (e) Qualified Defined Contribution Plan. The New Employees shall not accrue any benefits under Seller's DC Plan as of any date after the Closing (unless reemployed by Seller or its ERISA Affiliates). There will be no asset transfer from Seller's DC Plan to any employee benefit plan of the Buyer on account of the transaction contemplated hereby. Buyer will permit New Employees to roll over distributions from Seller's DC Plan to the InterMedia Partners Tax-Deferred Savings Plan ("Buyer's DC Plan") in accordance with the generally applicable rules of Buyer's DC Plan concerning rollover contributions.

         (f) Welfare Plans. (i) Each New Employee shall be eligible for coverage as of the later of the Closing or the date on which he or she becomes a New Employee (the "Employment Transfer Date") under medical, dental, vision, prescription drug, life insurance and other welfare benefit plans (within the meaning of section 3(1) of ERISA) maintained by Buyer for its employees as of the Closing ("Buyer's Welfare Plans). Buyer agrees to (A) waive any waiting periods and preexisting condition limitations in Buyer's Welfare Plans, except to the extent coverage would have been denied or restricted on a similar basis under the welfare benefit plans for employees of the System ("Seller's Welfare Plans") and (B) coordinate deductibles, maximum benefit restrictions and "out-of-pocket" maximums so that (1) New Employees receive credit toward any deductibles under Buyer's Welfare Plans for deductibles paid under the Seller's Welfare Plans during the coverage year of the Buyer's Welfare Plans in which the Employment Transfer Date occurs and (2) New Employees receive credit for eligible claims incurred under the Seller's Welfare Plans during the coverage year of the Buyer's Welfare

Plans in which the Employment Transfer Date occurs toward any "out-of-pocket" maximums under Buyer's Welfare Plans. As soon as reasonably practicable after the Closing, Seller shall prepare and deliver to Buyer Schedule 6.8, setting forth the information needed for Buyer to comply with the preceding sentence. Seller will be responsible for providing continuation health care ("COBRA") coverage to the extent required by section 4980B of the Code and sections 601-608 of ERISA to or with respect to any Seller employee who incurs a "qualifying event" prior to the Employment Transfer Date, including a qualifying event that occurs as a result of the transaction contemplated by this Agreement. Buyer will be responsible for providing COBRA coverage to or with respect to any New Employee who incurs a "qualifying event" after the Employment Transfer Date.

         (ii) With respect to each New Employee (including any beneficiary or dependent thereof), Seller shall retain all liabilities and obligations arising under any medical, dental or similar arrangement (including any workers' compensation arrangement) to the extent that such liability or obligations relate to claims incurred prior to such New Employee's Employment Transfer Date. Buyer shall assume all such liabilities and obligations to the extent they relate to claims incurred on or after such New Employee's Employment Transfer Date. For purposes of this Paragraph, a claim is deemed to have been incurred when the medical, dental or similar services giving rise to such claim are performed.

         (g) Vacation. On or before the Closing or promptly thereafter, Seller shall provide payment to each New Employee for any vacation pay accrued under the Seller's vacation policy that is not taken before the Closing.

         (h) Sick Leave. On or before the Closing or promptly thereafter, Seller shall provide payment to each New Employee for any sick leave pay accrued under the Seller's sick leave policy that is not taken before the Closing.

         (i) General. Seller and Buyer shall give any notices required by law and take whatever other actions with respect to the plans described in this Section as may be necessary to carry out the arrangements described in this
Section 6.8. Seller and Buyer shall provide each other with such plan documents and descriptions, employee data and other information as may reasonably be required to carry out the arrangements described in this Section . If any of the arrangements in this Section are determined by the Internal Revenue Service or other applicable governmental authority, or by a court of competent jurisdiction, to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible retain the intent of the parties as reflected herein in a manner that is not so prohibited.

         6.9 Form 394. Form 394's (or amendments to Form 394's) shall be prepared for each of the Franchises and shall be in form and substance acceptable to Buyer and delivered to Buyer within twenty (20) business days from the date hereof. Each Form 394 shall contain resolutions in form reasonably acceptable to Buyer.

                                    ARTICLE 7

                  Conditions Precedent to Obligations of Buyer

         7.1 Conditions Precedent. The obligations of Buyer to consummate the transactions contemplated on the Closing are subject to the satisfaction, on or before the Closing, of all the following conditions:

         (a) If required under applicable Legal Rules, all filings required under the HSR Act shall have been made and the applicable waiting period shall have expired or been earlier terminated without the receipt of any objection or the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement.

         (b) Seller shall have performed and complied in all material respects with all covenants, conditions and obligations required by this Agreement to be performed or complied with by Seller on or before the Closing.

         (c) The representations and warranties of Seller, including, without limitation, those made to the knowledge of Seller, contained in this Agreement, the Schedules, or in any document, instrument or certificate that shall be delivered by Seller to Buyer under this Agreement shall, if specifically qualified by materiality, be true, correct and complete in all respects and, if not so qualified, be true, correct and complete in all material respects on and as though made on the Closing.

         (d) During the period from the date of this Agreement through and including the Closing, (i) there shall not have occurred any material adverse change affecting the Assets or the System, excluding troop movements from Fort Campbell, Kentucky and except for matters of general applicability to the cable television industry or affecting the cable television industry generally; and
(ii) the performance by Buyer of its obligations shall not have been rendered, by a change in any Legal Rule, or by actions of a Governmental Authority, impossible, illegal, or capable of accomplishment on terms and conditions which require Buyer to incur substantially greater costs or burdens than Buyer reasonably anticipated as of the date of this Agreement except for matters of general applicability to the cable television industry or affecting the cable television industry generally.

         (e) Seller shall have obtained and delivered to Buyer all Required Consents listed on SCHEDULE 7.1(e) hereto substantially in the form of the appropriate Exhibit hereto or in such other form as Buyer has consented to, which consent shall not be unreasonably withheld.

         (f) Buyer shall have entered into or received a valid assignment of a retransmission consent agreement where Seller's retransmission agreement requires such consent to assignment with each broadcaster whose signal is carried on the System at the Closing who did not make a so-called "must carry" election and for which a transmission consent agreement is required under the Communications Act, on terms and conditions reasonably acceptable to Buyer.

         (g) With respect to any violations as to which Seller has received notice that such violation must be corrected by Seller, Seller shall have either cured all violations subject to such notice relating to license agreements for pole attachments listed on PART VII OF SCHEDULE 3.12 or compensated Buyer therefor.

         (h) To the extent required, Seller shall have obtained and delivered to Buyer a waiver of the anti-trafficking provisions of the Rules and Regulations with respect to the transaction contemplated by this Agreement.

         (i) Seller shall have delivered to Buyer an amended lease of that certain headend site located in Hendersonville, Tennessee so that the term thereof shall expire on a date that is two (2) years after the Closing Date.

         (j) Seller shall have delivered to Buyer an updated SCHEDULE 3.18 reflecting Seller's inventory as of a date not more than thirty (30) days prior to the Closing Date.

         (k) As of the Closing, no action or proceeding shall be completed, pending or threatened in writing against Buyer that has or may result in a judgment, decree or order that would prevent or make unlawful the consummation of the transactions under this Agreement or have a material adverse effect on the System and there shall be in effect no order restraining or prohibiting the consummation of the transactions contemplated by this Agreement nor any proceedings pending with respect thereto.

         (l) Seller shall have tendered to Buyer all documents which Seller is required by Section 9.2 (a) to deliver to Buyer, and such other deeds, bills of sale, assignments and other good and sufficient instruments of conveyance as shall be effective to vest in Buyer good and marketable title and interest in and to the Assets, including the right to collect for the account of Buyer all receivables of any character and to endorse with the name of Seller any checks or drafts received on account of any such receivables or other items.

         7.2 Waiver. Buyer may waive any or all of the conditions set forth in Section 7.1 hereof in whole or in part.

                                    ARTICLE 8

                  Conditions Precedent to Obligations of Seller

         8.1 Conditions Precedent. The obligations of Seller to consummate the transactions contemplated on the Closing are subject to the satisfaction, on or before the Closing, of all the following conditions:

         (a) If required under applicable Legal Rules, all filings required under the HSR Act shall have been made and the applicable waiting period shall have expired or been earlier terminated without the receipt of any objection or the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement.

         (b) Buyer shall have performed and complied in all material respects with all covenants, conditions and obligations required by this Agreement to be performed or complied with by Buyer on or before the Closing.

         (c) The representations and warranties made by Buyer, including, without limitation, those made to the knowledge of Buyer, contained in this Agreement, the Schedules or in any document, instrument or certificate that shall be delivered by Buyer to Seller under this Agreement shall be true, correct and complete in all material respects at and as of the Closing as though made on such date.

         (d) Seller shall have obtained all Required Consents listed on
SCHEDULE 7.1(e).

         (e) As of the Closing, no action or proceeding shall be completed, pending or threatened in writing against Seller or Buyer that has or is likely to result in a judgment, decree or order that would prevent or make unlawful the consummation of the transactions under this Agreement and there shall be in effect no order restraining or prohibiting the consummation of the transactions contemplated by this Agreement nor any proceedings pending with respect thereto.

         (f) Buyer shall have tendered to Seller the Purchase Price and all documents which Buyer is required by Section 9.2(b) to deliver to Seller.

         8.2 Waiver. Seller may waive any or all of such conditions in whole or in part.

                                    ARTICLE 9

                                     Closing

         9.1 Closing. The Closing shall take place on the Closing at the time and place provided in Section 2.6. All documents which Seller or Buyer shall deliver pursuant to this Article 9 which are executed by any person other than a public official, to the extent requested by the other party, shall be acknowledged on a form of acknowledgment which conforms to California Civil Code section 1189.

         9.2  Closing Documents.

         (a) On or before the Closing, Seller shall deliver to Buyer all of the following:

                  (i) copies of the resolutions of the Board of Directors of the Seller, authorizing the execution, delivery and performance of this Agreement, the articles of incorporation and bylaws of Seller and the incumbency of the persons executing this Agreement and other documents on behalf of Seller, all certified by officers of Seller;

                  (ii) a covenant not to compete, substantially in the form of EXHIBIT A, duly executed and delivered by each party described in
         Section 5.12(b);

                  (iii) a copy of each instrument pursuant to which a Governmental Authority (other than the United States) or other person consents to the transfer of the Franchise which it issued, substantially in the form of EXHIBIT B;

                  (iv) for each franchise issued by a department of the United States Government, (1) a novation agreement, substantially in the form of EXHIBIT G, with such changes as are required by the contracting officer responsible for such Franchise as have been consented to by Buyer (such consent not to be unreasonably withheld) or other evidence of approval of the transfer of each such franchise in such form as Buyer shall reasonably approve; (2) an opinion of Seller's counsel addressed to the contracting officer responsible for such franchise if required by such Department of the United States Government and in form reasonably satisfactory to such Department; and (3) copies of such of Seller's financial statements and other documents which are required to consummate a novation of such franchise;

                  (v)  a copy of each Final Order;

                  (vi) wire transfer instructions for the Purchase Price and, upon the exchange of money, a receipt, substantially in the form of
         EXHIBIT I, for the Purchase Price;

                  (vii) a bill of sale, substantially in the form of EXHIBIT J;

                  (viii) for each parcel of Real Property listed on SCHEDULE 3.13, (1) a deed in the form customarily used in the jurisdiction where the real property is located and (2) an affidavit concerning present improvements, substantially in the form of EXHIBIT K or otherwise satisfactory to an insurer of the title to the Real Property;

                  (ix) Seller's Certification of Nonforeign Status pursuant to section 1.1445-2(b)(2) of the United States Treasury Income Tax Regulations, substantially in the form of EXHIBIT L;

                  (x) for each lease of real property listed on PART V OF
         SCHEDULE 3.12 for which consent to assignment is required, an assignment, assumption and consent, substantially in the form of EXHIBIT C, duly executed by Seller and the third party whose consent is required for the assignment of such lease;

                  (xi) for each Contract the assignment of which requires a Required Consent, as listed in SCHEDULE 7.1(e), an assignment assumption and consent substantially in the form of EXHIBIT D, or in another form required by the third party to such Contract, subject to Buyer's consent, which shall not be unreasonably withheld, duly executed by Seller and the third party to such Contract;

                  (xii) documents of title for any motor vehicles included within the Assets;

                  (xiii) a certificate of Seller, substantially in the form of EXHIBIT M;

                  (xiv) a written opinion, dated the Closing Date, from Seller's counsel in the forms annexed hereto as EXHIBITS N1 AND N2;

                  (xv) documents which under any Legal Rule must be filed with a Governmental Authority for recording any deed, transferring a trade name or trademark, obtaining clearance from a Governmental Authority for taxes imposed upon the transfer of any of the Assets or otherwise required for consummating the sale of the Assets transferred;

                  (xvi)  [intentionally omitted];

                  (xvii) all data, books and records which relate primarily to the System and the Assets as Buyer shall reasonably request at least ten (10) days prior to Closing;

                  (xviii) a Certificate of Good Standing of Seller certified to by the Secretary of State of Delaware and a Certificate of Qualification certified to by each of the Secretary of State of the states of Tennessee and Kentucky; and

                  (xix) such other documents and certificates as Buyer may reasonably request.

         (b) At the Closing, Buyer shall deliver to Seller the following documents:

                  (i) a Certificate of Good Standing of Buyer certified to by the Secretary of State of the State of California and a Certificate of Qualification of Buyer certified to by the Secretary of State of the States of Tennessee and Kentucky.

                  (ii) a Certificate of Buyer that all appropriate action authorizing the execution, performance and delivery of this Agreement has been taken;

                  (iii) an assumption agreement, substantially in the form of EXHIBIT P and an executed counterpart of each assignment, assumption and consent delivered by Seller pursuant to and in accordance with
         Section 9.2(a) hereof;

                  (iv) a written opinion dated the Closing Date, from Pillsbury Madison & Sutro, counsel to Buyer, in the form annexed hereto as EXHIBIT Q;

                  (v) a certificate of Buyer, substantially in the form of EXHIBIT R;

                  (vi) a wire transfer of the Purchase Price pursuant to instructions received from Seller; and

                  (vii) such other documents and certificates as Seller may reasonably request.

         9.3 Confirmation of Closing. Upon receipt of the Purchase Price, Seller shall deliver a certificate to Buyer setting forth the date (the "Closing Date") and time of receipt. The Closing will be effective as of such date and time.

                                   ARTICLE 10

                                 Indemnification

         10.1  Indemnification by Seller.

         (a) Seller agrees to indemnify Buyer and its Affiliates, partners, agents and employees against and hold each of them harmless from any and all losses, liabilities, claims, suits, proceedings, demands, judgments, damages, expenses and costs, including, without limitation, reasonable counsel fees and disbursements, expert fees and costs and expenses incurred in the investigation, defense or settlement of any claims covered by this indemnity (collectively, the "Indemnifiable Damages") which any such indemnified party may suffer or incur by reason of (i) the inaccuracy of any representation or warranty of Seller contained in this Agreement or any certificate or agreement delivered pursuant hereto and executed by Seller; (ii) the breach by Seller of any covenant made by it in this Agreement; (iii) the failure of Seller to comply with the applicable provisions of any applicable bulk sales laws in effect in any jurisdiction in which the System is located; (iv) any violations relating to license agreements for pole attachments listed on Part VII of SCHEDULE 3.12 if (a) Seller was notified to correct such violation on or prior to the Closing or (b) an audit of the relevant poles was commenced prior to the Closing or scheduled on or prior to the Closing to commence within six (6) months of the Closing and such audit results in Seller or Buyer being notified to correct such violation; or (v) the ownership, operation or transfer of the Assets or the System on or prior to the Closing and any liabilities relating to the System not assumed by Buyer, except that any liability for pole attachments is limited by the conditions in subparagraph (iv) above. The foregoing obligation of Seller shall be subject to and limited by each of the qualifications set forth in this Article 10.

         (b) Except as set forth in subparagraphs (i), (ii), (iii), (iv) and (v) below or with respect to bona fide and valid claims for which notice has been given prior to the date eighteen (18) months from the Closing Date, each representation, warranty and covenant made by Seller in this Agreement or pursuant hereto and the indemnity obligations set forth in this Section 10.1 shall survive until the date eighteen (18) months from the Closing Date, and thereafter all such representations, warranties, covenants and indemnity obligations and any liability thereunder shall be extinguished:

                  (i) the representations, warranties and covenants made by Seller in Sections 3.24 and 5.9 (Taxes) shall survive until the end of any statutory limitation period with respect thereto;

                  (ii) the representations, warranties and covenants made by Seller in Section 3.8 (title) shall survive indefinitely;

                  (iii) the representations and warranties made by Seller in
         Section 3.14 (Hazardous Materials and environmental claims) shall survive until the date ten (10) years from the Closing Date;

                  (iv) the right of Buyer to assert claims for Indemnifiable Damages suffered as a result of third-party claims arising out of the ownership, operation or transfer of the Assets or the System on or prior to the Closing and for liabilities of Seller not assumed by Buyer shall survive indefinitely; and

                  (v) the representations, warranties and covenants made by Seller in Section 5.12 shall survive until the date eighteen (18) months following the fifth (5th) anniversary of the Closing Date.

         (c) The indemnity obligations of Seller hereunder shall not apply to the extent that Buyer or any Affiliate is compensated for the same loss under Buyer's or any Affiliate's insurance policies in the absence of any indemnity hereunder if the insurers under such policy waive their rights of subrogation with respect thereto.

         10.2  Indemnification by Buyer.

         (a) Buyer agrees to indemnify Seller and its Affiliates, officers, directors, agents and employees against and hold each of them harmless from any and all Indemnifiable Damages which any such indemnified party may suffer or incur by reason of or in connection with (i) the inaccuracy of any representation or warranty of Buyer contained in this Agreement or any certificate or agreement delivered pursuant hereto and executed by Buyer; (ii) the breach by Buyer of any covenant made by it in this Agreement; (iii) the ownership and operation of the Assets or the System after the Closing; and (iv) any obligation or liability assumed by Buyer hereunder or under any certificate or agreement delivered pursuant hereto and executed by Buyer. The foregoing obligation of Buyer shall be subject to and limited by each of the qualifications set forth in this Article 10.

         (b) Except as set forth in the next succeeding sentence, or with respect to bona fide and valid claims for which notice has been given prior to the date eighteen (18) months from the Closing Date, each representation, warranty and covenant made by Buyer in this Agreement or pursuant hereto and the indemnity obligations set forth in this Section shall survive until the date eighteen (18) months from the Closing Date, and thereafter all such representations, warranties, covenants and indemnity obligations and any liability thereunder shall be extinguished. The right of Seller to assert claims for Indemnifiable Damages arising out of the ownership or operation of the Assets or the System after the Closing and any obligation or liability assumed by Buyer hereunder or pursuant hereto shall survive indefinitely.

         (c) The indemnity obligations of Buyer hereunder shall not apply to the extent that Seller or any Affiliate is compensated for the same loss under Seller's or any Affiliate's insurance policies in the absence of any indemnity hereunder if the insurers under such policy waive their rights of subrogation with respect thereto.

         10.3  Notice and Right To Defend Third-Party Claims.

         (a) Upon receipt of written notice of any claim, demand or assessment or the commencement of any suit, action or proceeding in respect of which indemnity may be sought on account of an indemnity agreement contained in this Article, the party seeking indemnification (the "Indemnitee") shall promptly, but in no event later than twenty (20) days prior to the date a response or answer thereto is due (unless a response or answer is due within fewer than twenty (20) days from the date of Indemnitee's receipt of notice thereof), inform the party against whom indemnification is sought (the "Indemnitor") in writing thereof. The failure, refusal or neglect of such Indemnitee to notify the Indemnitor within the time period specified above of any such claim or action shall relieve such Indemnitor from any liability which it may have to such Indemnitee in connection therewith, if the effect of such failure, refusal or neglect is to prejudice materially the rights of the Indemnitor in defending against the claim or action.

         (b) In case any claim, demand or assessment shall be asserted or suit, action or proceeding commenced against an Indemnitee, and such Indemnitee shall have timely and properly notified the Indemnitor of the commencement thereof, the Indemnitor will be entitled to participate therein, and, to the extent that it may wish, to assume the defense, conduct or settlement thereof, with counsel selected by the Indemnitor. After notice from the Indemnitor to the Indemnitee of its election to assume the defense, conduct or settlement thereof, the Indemnitor will not be liable to the Indemnitee for expenses incurred by Indemnitee in connection with the defense, conduct or settlement thereof, except for such expenses as may be reasonably required to enable the Indemnitor to take over such defense, conduct or settlement.

         (c) The Indemnitee will at its own expense cooperate with the Indemnitor in connection with any such claim, make personnel, witnesses, books and records relevant to the claim available to the Indemnitor at no cost, and grant such authorizations or powers of attorney to the agents, representatives and counsel of the Indemnitor as the Indemnitor may reasonably request in connection with the defense or settlement of any such claim.

         (d) In the event that the Indemnitor does not wish to assume the defense, conduct or settlement of any claim, demand or assessment, the Indemnitee shall have the exclusive right to prosecute, defend, compromise, settle or pay the claim in its sole discretion and pursue its rights under this Agreement; provided that, before settling any claim hereunder, the Indemnitee shall give ten (10) Business Days' notice to the Indemnitor to allow the Indemnitor to reject the settlement, in which case the Indemnitor shall defend the claim.

         (e) Notwithstanding the foregoing in this Section 10.3, the Indemnitee shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be its fees and expenses unless (i) the Indemnitor has agreed to pay such fees and expenses, (ii) the Indemnitor has failed to assume the defense of such action, claim or proceeding or (iii) the named parties to any such action, claim or proceeding (including any impleaded parties) include both the Indemnitor and the Indemnitee and the Indemnitee has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnitor (in which case, if the Indemnitee informs the Indemnitor in writing that it elects to employ separate counsel at the expense of the Indemnitor, the Indemnitor shall not have the right to assume the defense of such action, claim or proceeding on behalf of the Indemnitee, it being understood, however, that the Indemnitor shall not, in connection with any one such action, claim or proceeding or separate but substantially similar or related actions, claims or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnitee, which firm shall be designated in writing by the Indemnitee).

         10.4 Limitations and Termination of Programming Agreements.

         (a) No claim for indemnification shall be made by any party pursuant to
Section 10.1(a)(i), (ii), (iii) or (iv) or Section 10.2(a)(i) or (ii) hereof until the Indemnifiable Damages that would be recoverable hereunder by such party aggregate in excess of seventy-five thousand dollars ($75,000), after which event the Indemnitee shall be entitled to be indemnified for only such Indemnifiable Damages as are in excess of seventy-five thousand dollars ($75,000). Notwithstanding anything to the contrary in this Agreement, the liability of each of Seller and Buyer for Indemnifiable Damages shall not exceed the Purchase Price.

         (b) Notwithstanding anything else set forth in this Section 10, to the extent Seller incurs any damages in connection with the termination of any of Seller's programming agreements relating to the System, Seller agrees that it will be fully liable up to a maximum of twenty-five thousand dollars ($25,000). To the extent any such damages exceed twenty-five thousand dollars ($25,000), Buyer agrees to reimburse Seller for one half of any excess expenses actually paid by Seller. Notwithstanding the foregoing, to the extent that Seller is required to repay all or any portion of any upfront or launch incentive payments received by Seller or its Affiliates from any programmer or in connection with any programming agreement, Seller shall be solely responsible for the repayment of any such amounts and such payment by Seller shall not be counted as damages for purposes of this Section 10.4(b) relating to termination of programming agreements.

         10.5 Mitigation. Nothing herein contained shall affect a party's legal duty to mitigate damages.

         10.6 Treatment of Indemnification Payments. Buyer and Seller agree to treat any payment made by either of them to or for the benefit of the other under this Article as adjustments to Purchase Price to the extent permitted by law.

         10.7 Exclusive Remedy. This Article 10 shall be the sole and exclusive basis of any remedy that each party may have against the other party for an inaccuracy or breach of a representation, warranty or covenant under this Agreement or any agreement contemplated hereby, and each party hereby waives any claim (other than under this Article 10) it may have against the other party with respect to the inaccuracy or breach of any such representation, warranty or covenant.

                                   ARTICLE 11

                                   Termination

         11.1 Termination by Mutual Agreement. This Agreement may be terminated at any time prior to the Closing by mutual written agreement of Buyer and Seller.

         11.2 Termination for Failure of Conditions. Either party may terminate this Agreement by giving written notice to the other if the Closing has not occurred on or before the date which is the earlier to occur of (i) seven (7) months following the execution hereof or (ii) six (6) months from the date Buyer waives in writing its right to assignment pursuant to Section 12.2 hereof, or if notice of the date of Closing has been given pursuant to Section 2.6 but the Closing has not occurred on such date due to a failure of conditions precedent not due to a default by either party.

         11.3 Risk of Loss. Any loss or damage on or prior to the Closing due to fire, explosion, earthquake, windstorm, accident, flood, act of God, war, seizure or any other casualty, whether similar or dissimilar, occurring to any of the Assets or the System shall, whether or not covered by insurance, be the responsibility of Seller. If such loss or damage is sufficiently substantial to preclude the resumption of normal operations or a substantially complete restoration of any substantial part of the System prior to the earlier to occur of (a) the Closing or (b) thirty (30) days following the occurrence of the event or casualty, or if such loss or damage materially and adversely affects the value of the Assets or the System, Seller shall immediately notify Buyer in writing, and Buyer, at any time within fifteen (15) days of such notice or such shorter period prior to the Closing, may elect to either (x) receive a reduction in the Purchase Price equal to the amount of the deductible under the casualty insurance policies insuring the Assets and accept the proceeds of any insurance coverage, whether paid by the insurer before or after the Closing, and consummate the transactions contemplated by this Agreement, or (y) terminate this Agreement.

         11.4 Condemnation. If, on or prior to the Closing, any part of a material Asset or an interest in a material Asset is taken or condemned as a result of the exercise of the power of eminent domain, or if a Governmental Authority having such power informs Seller or Buyer that it intends to condemn all or any part of a material Asset (such event being referred to, in either case, as a "Taking"), then Seller shall immediately notify Buyer in writing of such Taking or proposed Taking, and within fifteen (15) days of such notice or such shorter period prior to the Closing, Buyer may terminate this Agreement by giving written notice to Seller. If Buyer does not elect to terminate this Agreement then (a) if the Closing occurs, Buyer shall have the sole right, in the name of Seller, if Buyer so elects, to negotiate for, claim, contest and receive all damages with respect to the Taking, (b) Seller shall be relieved of its obligation to convey to Buyer the Asset or interests that are the subject of the Taking, and (c) at the Closing Seller shall assign to Buyer all of Seller's rights (including the right to receive payment of damage) with respect to such Taking and shall pay to Buyer all damages previously paid to Seller with respect to the Taking.

         11.5 Manner of Exercise. In the event of the termination of this Agreement by either Buyer or Seller, pursuant to Article 11, notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereunder shall be abandoned without further action by Buyer or Seller.

         11.6 Effect of Termination. In the event of the termination of this Agreement pursuant to this Article 11 and prior to the Closing, this Agreement shall become void and of no further force or effect, except for the provisions of Sections 6.1 and 12.14; provided, however, that neither party shall have any liability in respect of a termination of this Agreement pursuant to Section 11.1 or 11.2 except to the extent that failure to satisfy the conditions precedent to the obligations of Buyer or Seller set forth herein results from the intentional or willful violation of, or willful misstatement contained in, the representations, covenants or agreements of such party under this Agreement. InterMedia Partners III, L.P., a California limited partnership, agrees to be jointly and severally liable with Buyer to Seller for any obligation of Buyer in the event of the termination of this Agreement prior to the Closing.

                                   ARTICLE 12

                                     General

         12.1  Covenant Not To Sue and Nonrecourse to Partners.

         (a) Seller agrees that notwithstanding any other provision in this Agreement, any agreement, instrument, certificate or document entered into pursuant to or in connection with this Agreement or the transactions contemplated herein or therein (each a "Transaction Document") and any rule of law or equity to the contrary, to the fullest extent permitted by law, Buyer's obligations and liabilities under all Transaction Documents and in connection with the transactions contemplated therein shall be nonrecourse to all direct and indirect general and limited partners of Buyer.

         (b) "Nonrecourse" means that the obligations and liabilities are limited in recourse solely to the assets of Buyer (for those purposes, any capital contribution obligations of the general and limited partners of Buyer or any negative capital account balances of such partners shall not be deemed to be assets of Buyer) and are not guaranteed directly or indirectly by, or the primary obligations of, any general or limited partner of Buyer, and neither Buyer nor any general or limited partner or any officer, director, partner, employee or agent of Buyer or any general or limited partner of any successor partnership, either directly or indirectly, shall be personally liable in any respect (except to the extent of their respective interests in the assets of Buyer) for any obligation or liability of Buyer under any Transaction Document or any transaction contemplated therein.

         (c) "Direct" partners include all general and limited partners of Buyer, and "indirect" partners include all general and limited partners of each direct partner and all general and limited partners of each such indirect partner and all such further indirect partners thereof and each such indirect partner.

         (d) Seller hereby covenants for itself, its successors and assigns that it, its successors and assigns will not make, bring, claim, commence, prosecute, maintain, cause or permit any action to be brought, commenced, prosecuted, maintained, either at law or equity, in any court of the United States or any state thereof against any direct or indirect general or limited partner of Buyer or any officer, director, partner, employee or agent of Buyer or any direct or indirect general or limited partner of Buyer for (i) the payment of any amount or the performance of any obligation under any Transaction Document or (ii) the satisfaction of any liability arising in connection with any such payment or obligation or otherwise, including without limitation, liability arising in law for tort (including, without limitation, for active and passive negligence, negligent misrepresentation and fraud), equity (including, without limitation, for indemnification and contribution) and contract (including, without limitation, monetary damages for the breach of representation or warranty or performance of any of the covenants or obligations contained in any Transaction Document or with the transactions contemplated herein or therein).

         12.2 Assignment. As part of the application to, any franchisor for approval of this transaction, Buyer may, at any time within thirty (30) days following the execution of this Agreement, request the right to assign its rights and obligations under, and grant a security interest in, this Agreement to any party controlled directly or indirectly by Leo J. Hindery, Jr., and upon consummating such an assignment, Buyer shall be released from all obligations and liabilities hereunder. Upon such assignment or grant of security interest, Buyer shall notify Seller thereof. Seller may not assign its rights or obligations hereunder without the consent of Buyer.

         12.3 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether herein so expressed or not. Except as provided in Sections 10.1, 10.2, and 12.1, no person other than Buyer and Seller may rely upon any provision of this Agreement or any agreement, instrument, certificate or document executed pursuant to this Agreement.

         12.4 Time of Essence. Time is of the essence in each and every provision in this Agreement.

         12.5 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any provision of this Agreement in any other jurisdiction.

         12.6 Amendment. Buyer and Seller may amend, modify or supplement this Agreement at any time, but only in writing duly executed by the parties.

         12.7 Terms. Defined terms used herein are equally applicable to the singular and plural forms as appropriate. Unless otherwise expressly stated herein, references to Articles and Sections are to articles and sections of this Agreement and references to parties, Exhibits and Schedules are to the parties, and the exhibits and schedules attached, to this Agreement.

         12.8 Headings. The headings preceding the text of Sections of this Agreement are for convenience only and shall not be deemed a part hereof.

         12.9 Entire Understanding. The terms set forth in this Agreement including its Schedules and Exhibits are intended by the parties as a final, complete and exclusive expression of the terms of their agreement and may not be contradicted, explained or supplemented by evidence of any prior agreement, any contemporaneous oral agreement or any consistent additional terms. The Schedules and Exhibits attached to this Agreement are made a part of this Agreement.

         12.10 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.11 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

         12.12 Notices. Any notice or demand desired or required to be given hereunder shall be in writing and deemed given when personally delivered, sent by overnight courier, next day delivery or deposited in the mail, postage prepaid, sent certified or registered, return receipt requested, and addressed as set forth below or to such other address as either party shall have previously designated by such a notice. Any notice so delivered personally shall be deemed to be received on the date of delivery; any notice so sent by overnight courier shall be deemed to be received one (1) Business Day after the date sent; and any notice so mailed shall be deemed to be received on the date stamped on the receipt (rejection or other refusal to accept or inability to deliver because of a change of address of which no notice was given shall be deemed to be receipt of the notice).

         If to Buyer:

         235 Montgomery Street, Suite 420
         San Francisco, CA 94104
         Attention:  Mr. Leo J. Hindery, Jr.
         Telephone:  (415) 616-4600

         Copy to:

         Pillsbury Madison & Sutro
         235 Montgomery Street
         San Francisco, CA 94104
         Attention:  Gregg F. Vignos, Esq.
         Telephone:  (415) 983-1649

         If to Seller:

         ParCable, Inc.
         250 West 57th Street, Room 1321
         New York, NY 10107
         Attention:  Mr. Michael Grannon
         Telephone:  (212) 541-6793

         Copy to:

         Paul, Weiss, Rifkind, Wharton & Garrison
         1285 Avenue of the Americas
         New York, NY 10019-6064
         Attention:  Peter L. Felcher, Esq.
         Telephone:  (212) 373-3000

         12.13 Further Acts. If, at any time before, on or after the Closing, any further action by either party is necessary or desirable to carry out the purposes of this Agreement, such party shall take all such necessary or desirable action or use such party's reasonable best efforts to cause such action to be taken. Without limiting the generality of the foregoing, on or after the Closing, and without further consideration, Seller shall execute and deliver to Buyer such further instruments of conveyance and take such other action as Buyer may reasonably request in order to more effectively convey, transfer and assign to Buyer any and all of the Assets or for aiding and assisting and collecting and reducing to possession and exercising rights with respect thereto.

         12.14  Expenses.

         (a) Seller shall bear all expenses incurred by Seller in connection with the negotiation, preparation or execution of this Agreement (including, but not limited to, the fees of any attorneys', accountants', brokers', finders' and investment bankers' fees) and Buyer shall bear all expenses incurred by it in connection with this Agreement (including, but not limited to, attorneys', accountants', brokers', finders' and investment bankers' fees).

         (b) Any sales or use tax assessed or imposed in connection with the transfer of the Assets hereunder shall be borne by Seller.

         12.15 Judicial Proceedings. Each party consents to the jurisdiction over it of the courts of the State of California in the City and County of San Francisco, and of the United States Courts in the Northern District of California and the courts of the State of New York in the City and County of New York, and of the United States Courts in the Southern District of New York and agrees that personal service of all process may be made by registered or certified mail pursuant to the provisions of Section 12.12.

         IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

                                       SELLER:

                                       PARCABLE, INC.

                                       By /s/ Rea S. Hederman
                                         _______________________________________

                                       Its  President

                                       BUYER:

                                       INTERMEDIA PARTNERS OF TENNESSEE,
                                       L.P.

                                       By   InterMedia Capital Management
                                            IV, L.P.
                                            Its General Partner

                                       By   InterMedia Management, Inc.
                                            Its General Partner

                                       By   /s/ Leo J. Hindery, Jr.
                                            ____________________________________
                                                     Leo J. Hindery, Jr.
                                                          President

                                       For purposes of Section 11.6
                                       only:

                                       INTERMEDIA PARTNERS III, L.P.

                                       By   InterMedia Capital
                                            Management III, L.P.
                                            Its  General Partner

                                       By   /s/ Leo J. Hindery, Jr.
                                            ____________________________________
                                                      Leo J. Hindery, Jr.
                                                   Managing General Partner

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND

                 AMENDMENT TO ASSET PURCHASE AND SALE AGREEMENT


         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT AND AMENDMENT TO ASSET PURCHASE AND SALE AGREEMENT is made and entered into as of November 14, 1995 (the "Agreement"), by and among INTERMEDIA PARTNERS OF TENNESSEE, L.P., a California limited partnership ("InterMedia L.P."), INTERMEDIA PARTNERS OF TENNESSEE, a California general partnership ("InterMedia G.P.") and PARCABLE, INC., a Delaware corporation ("ParCable"),

                              W I T N E S S E T H:

         WHEREAS, InterMedia L.P. and ParCable are parties to that certain Asset Purchase and Sale Agreement dated as of October 25, 1995 (the "Purchase Agreement"); and

         WHEREAS, InterMedia L.P. desires to assign all of its rights, interests and obligations under the Purchase Agreement to InterMedia G.P. pursuant to
Section 12.2 of the Purchase Agreement; and

         WHEREAS, InterMedia G.P. desires to assume from InterMedia L.P. all of its rights, interests and obligations under the Purchase Agreement; and

         WHEREAS, InterMedia L.P., InterMedia G.P. and ParCable wish to amend the Purchase Agreement to reflect the aforementioned assignment and assumption:

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

         1.1 Assignment of Purchase Agreement. InterMedia L.P. hereby assigns, transfers and sets over to InterMedia G.P. all of its rights, interests and obligations under the Purchase Agreement.

         1.2 Assumption of Purchase Agreement. InterMedia G.P. hereby accepts the assignment, transfer and setting over by InterMedia L.P. of all of its rights, interests and obligations under the Purchase Agreement and agrees to assume the duties and obligations of InterMedia L.P. thereunder.

                                   ARTICLE II

         2.1 Amendment to Certain References. All references in the Purchase Agreement to (i) "InterMedia Partners of Tennessee, L.P." are hereby amended to read "InterMedia Partners of Tennessee" and (ii) "InterMedia Partners of Tennessee, L.P., a California limited partnership" are hereby amended to read "InterMedia Partners of Tennessee, a California general partnership".

         2.2 Amendment to Sections 4.1 and 4.6. In Section 4.1 of the Purchase Agreement the reference "limited partnership" is hereby deleted and the following substituted therefor "general partnership" and in Section 4.6 the reference to "Agreement of Limited Partnership" is hereby deleted and the following substituted therefor "Partnership Agreement".

         2.3 Amendment to Schedule 7.1(e). Item 16 in Schedule 7.1(e) is hereby deleted.

                                   ARTICLE III

         3.1 Full Force and Effect. Except as expressly amended hereby, all other terms of the Purchase Agreement shall remain in full force and effect.

         3.2 Representation. InterMedia G.P. is indirectly controlled by Leo J. Hindery, Jr.

         3.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         3.4 Governing Law. The validity, performance, and enforcement of this Agreement shall be governed by the laws of the State of California without giving effect to the principles of conflicts of law of such state.

         3.5 Survival of Covenants. The acknowledgments, covenants, agreements and obligations hereunder of each of the parties hereto shall survive until satisfied in full.

         3.6 Binding Nature; Assignments. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any of the parties hereto without prior written consent of the other parties.

         3.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this

Agreement or the Purchase Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement or the Purchase Agreement in any other jurisdiction.

         3.8 Further Documents and Action. The parties agree to execute and deliver all such further documents or instruments and take all action as may be reasonably necessary or appropriate to carry out the purposes of this Agreement.

         IN WITNESS WHEREOF, InterMedia L.P., InterMedia G.P. and ParCable have executed this Agreement as of the date first written above.

                               INTERMEDIA PARTNERS OF
                               TENNESSEE, L.P., a California
                               limited partnership

                               By InterMedia Capital Management
                                  IV, L.P., its general partner

                               By InterMedia Management, Inc.
                                  general partner


                               By /s/ Leo J. Hindery, Jr.
                                 ________________________________
                                   Leo J. Hindery, Jr.,
                                   President



                               PARCABLE, INC.
                               a Delaware corporation


                               By /s/ Rea S. Hederman
                                  __________________________________

                               Its President
                                  _________________________________

                               Title: President
                                     ______________________________

                                    INTERMEDIA PARTNERS OF TENNESSEE,
                                    a California general partnership

                                    By InterMedia Capital Management
                                       IV, L.P., its managing general
                                       partner

                                    By InterMedia Management, Inc.
                                       general partner


                                    By /s/ Leo J. Hindery, Jr.
                                       ______________________________
                                       Leo J. Hindery, Jr.,
                                       President



                                    For purpose of Section
                                    11.6 of the Purchase
                                    Agreement only:

                                    INTERMEDIA PARTNERS III, L.P.

                                    By InterMedia Capital Management
                                       III, L.P., its general partner


                                    By /s/ Leo J. Hindery, Jr.
                                       ________________________________
                                       Leo J. Hindery, Jr.,
                                       Managing General Partner